Exhibit 10.62

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA,
as represented by the Minister of Health,
acting through the Public Health Agency of Canada

(“Canada”)

AND:

BIOPROTECTION SYSTEMS CORPORATION,
a company incorporated as a subchapter C corporation
under the laws of Delaware, having its registered office at
Iowa State University Research Park,
2901 South Loop Drive, Suite 3360, Ames, Iowa, USA 50010

(“Company”)

INTRODUCTION:

A.            WHEREAS Canada is one of the major performers in Canada of vaccine research relating to viral hemorrhagic fever (“VHF”) viruses;

B.            WHEREAS Canada has developed the technology known as the [*];

C.            WHEREAS the main features of the technology include [*];

D.            WHEREAS the Company has requested a license from Canada to develop and Commercialize the technology;

E.             WHEREAS Canada is willing to grant to the Company a license to develop and Commercialize the technology on the terms and conditions set out in this License Agreement;

F.             WHEREAS the fundamental principles underlying this License Agreement are that:

i)              Canada surrenders its commercial self-interest to the Company; and

ii)             In exchange, in good faith, the Company uses its discretion and experience in product development and regulatory affairs, its commercial resources and business savvy and, assuming that any relevant statutory, regulatory or administrative authorizations or permits for a vaccine product are obtained, its marketing, sale and distribution savvy for the benefit of both Parties.

G.            WHEREAS the salient elements of this License Agreement are:

i)              Canada grants to the Company sole, worldwide, revocable and royalty-bearing license to make, use, improve, develop and Commercialize the technology in the field of prevention and prophylaxis against and treatment of VHF viruses in humans, whether before or after exposure;

ii)             Canada will retain non-commercial rights in the technology, including rights to use and further develop the technology for educational and research purposes;

iii)            The Company grants to Canada a non-exclusive and royalty-free license to make, use, manufacture and sell the VHF vaccine products developed by the Company in the exercise of the Licensed Rights, in the event of a public health emergency:

iv)           The Company will make good faith efforts to collaborate with Canada on [*] of the Company’s basic research and development activities related to VHF virus vaccines; and

v)            The Parties agree to maintain the confidentiality of each other’s Confidential Information provided under this License Agreement.

H.            WHEREAS the expectations of the Parties are that the Company will use commercially reasonable efforts to develop a VHF vaccine and, assuming that any relevant and necessary statutory, regulatory and administrative authorizations or permits that may be required for a vaccine product are obtained, Commercialize it; and

I.              WHEREAS the Parties have agreed to their commercial relationship on the terms and conditions set out in this License Agreement.

NOW THEREFORE in consideration of the premises, the terms and conditions hereinafter contained and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the Parties hereto covenant and agree as follows:

1.0 DEFINITIONS

1.1          “Affiliate”

means any corporation, subsidiary, partnership or other entity which the Company, directly or indirectly, controls (or has common control of) or which, directly or indirectly, controls the Company:

1.1.1        through the ownership of more than 50% of the voting share capital, and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate; or

1.1.2        otherwise has the possession, direct or indirect, of the powers to direct or cause the direction of the management or policies of a person or entity; whether through ownership of equity participation, voting securities, or beneficial interests; by contract, by agreement, or otherwise.

Identified in appendix D (“Affiliates”) are the Affiliates of the Company In existence on the Execution Date.

1.2          “Commercialization” or “Commercialize”

means:

1.2.1        the commercial making, using, Sale or offering to sell;

1.2.2        of the products resulting from the exercise of the Licensed Rights;

1.2.3        by the Company, its Affiliates or its sub-licensees;

1.2.4        in the Territory;

1.2.5        within the Field of Use; and

1.2.6        for the maximum commercial return to the Company and Canada in accordance with Article 4 (Exploitation of Licensed Rights) including:

1.2.6.2             the Company obtaining any statutory, regulatory or administrative authorizations or permits that may be required in order for the Company to legally carry out all of its activities under the License Agreement.

1.3          “Confidential Information”

means, with respect to a Party, all proprietary information of any type, or any part or portion thereof, that is disclosed by that Party to the other Party pursuant to this License Agreement, whether or not such information is specifically marked or identified as confidential at the time of disclosure, which may include without limitation.

1.3.1        all scientific, technical, business, financial, legal, marketing or strategic information (including trade secrets and proprietary know-how);

1.3.2        all documented research, development, demonstration or engineering work, information that can be or is used to define a design or process or procure, produce, support or operate material and equipment, methods of production, regardless of its form:

1.3.3        all drawings, blueprints, patterns, plans, flow-charts, equipment, parts lists, software and procedures, specifications formulae, designs, technical data, descriptions, related instruction manuals, records and procedures;

1.3.4        information that is non-public, confidential, privileged or proprietary in nature.

which may have actual or potential economic value in part from not being known and may be positive (what works) or negative (what does not) information;

1.3.5        however fixed, stored, expressed or embodied (and includes, without limitation, samples, prototypes, specimens and derivatives);

1.3.6        and including information disclosed during discussions, meetings, tests, demonstrations, correspondence or otherwise.

1.4          “Confidentiality Agreements”

means the agreements previously executed between the Parties on the 1st day of May, 2007, November 1, 2008, and the amending letter of April 14, 2010 respectively, and contained in Appendix B (Confidentiality Agreements).

1.5          “Dispute”

for purposes of Article 16 (Alternate Dispute Resolution (ADR)), and paragraph 17.17 (Forum Conveniens)

1.5.1        includes without limitation any controversy, conflict, claim, disagreement or difference of opinion arising out of the License Agreement, (irrespective of whether it is premised on contract, tort or trust / equity), including, without limitation, any issues concerning the breach, interpretation, rectification, termination, performance, enforcement or validity of the License Agreement or the rights and liabilities of the Parties in relation to the License Agreement;

1.5.2        irrespective of the fact that there is no arguable defence under the License Agreement, or that the facts or law are undisputable and subject to judicial summary proceedings;

but Dispute does not encompass

1.5.3        any controversy, conflict, claim, disagreement or difference of opinion or the rights and liabilities of the Parties

1.5.3.2             under any collateral or antecedent agreements independent of the License Agreement; or

1.5.3.3             with any emanation of Her Majesty the Queen in Right of Canada, other than the Public Health Agency of Canada.

1.6          “Execution Date”

means the date on which the last signature is affixed to this License Agreement.

1.7          “Field of Use”

means the application and use of the Licensed Rights only with products to be sold or used by the Company, or its Affiliates or sublicensees or marketed through specified trade channels in the field of prevention and prophylaxis against and treatment of VHF viruses in humans and for no other purposes whatsoever.

1.8          “Generally Accepted Accounted Principles (GAAP)”

means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time, applied on a consistent basis (except for necessary or advisable changes in accordance with the promulgations of the Canadian Institute of Chartered Accountants).  If and when Canadian GAAP does not address an accounting issue, then generally accepted accounting principles in the United States will apply.

1.9          “Improvement(s)”

means any modification, improvement, enhancement, variation, refinement, derivative or development relating to the Licensed Rights which

1.9.1        infringes any one or more claims of any of the Patents; or

1.9.2        constitutes a technological advance of any degree using any of the Patents or Confidential Information (irrespective of whether it infringes one or more claims of the Patents); and

1.9.3        was made and reduced into practice during the term of the License Agreement or within 12 (twelve) months of its termination or expiration by either Party; and

1.9.4        when applicable, Canada is lawfully entitled to communicate and license to the Company without breaching any restrictions on use or disclosure to third parties.

1.10        “Intellectual Property”

means, as of the Execution Date, all Patents, trade-marks, copyrights, industrial designs, trade-names, trade secrets, Confidential Information and other intellectual property rights whether registered or not, whether proprietary or not

i)              owned by or licensed to Canada, relating to the Licensed Rights; or

ii)             owned by or licensed to the Company, relating to the Improvements made by the Company, its Affiliates or sub-licensees,

as the case may be.

1.11        “License Agreement”

means this agreement and including all attached appendices and future amendments, and refers to the whole of this agreement, not to any particular section or portion thereof.

1.12        “Licensed Product(s)”

means any product resulting from Commercialization under this License Agreement.

1.13        “Licensed Rights”

means the exercise, as of the Execution Date, in whole or in part, of

1.13.1              the Patents; and

1.13.2              related Intellectual Property and Confidential Information and any subsequent changes thereto that are expressly incorporated into the License Agreement,

within the Field of Use as listed in Appendix A (Description of the Licensed Rights).

1.14        “Party”

means any one of the signatories to the License Agreement and “Parties” means both of them.

1.15        “Patents”

means

1.15.1              the patents and patent applications as listed in Appendix A (Description of the Licensed Rights);

1.15.2              any author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition, and includes any divisions, reissues, renewals, reexaminations and extensions thereof, and all continuations, continuations-in-part and divisionals of the applications for such patents, continuations, continuations-in-part, extensions, re-issues thereof for such patents, including, but not limited to, those patents listed in “Appendix A” and any subsequent patents whose priorities are derived from any patents listed in Appendix A; and

1.15.3      subsequently patented Improvements to Patents.

1.16        “Sale”

means without limitation the act of transferring (conditionally or unconditionally, permanently or temporarily) the results of the exercise of the Licensed Rights for consideration including but not limited to sale, lease, gift, barter, exchange or other disposition for value.  (For greater clarity any internal corporate use / consumption whatsoever of the Licensed Rights by the Company or an Affiliate or sublicensee shall be deemed a Sale at the Sales Price at the lime of the use / consumption or allocation for internal use / consumption, whichever is the earlier).

1.17        “Sales Price”

means the aggregate gross price paid by an arm’s length purchaser or lessee for any of the results of the exercise of the Licensed Rights sold or leased by the Company without deduction, rebate or pass throughs.  If the gross price is less than the fair market value, then, for royalty calculation purposes, the gross price shall be the fair market value as set by Canada in its unfettered discretion.

1.18        “Taxes”

means taxes (including, without limitation, sates taxes, goods & services taxes, value added taxes, however described), levies, imposts, deductions, charges, license and registration fees, assessments, withholdings / withholding taxes and duties imposed by any jurisdiction or authority (including stamp and transaction taxes and duties) together with any related interest, penalties, fines and expenses in connection with them.

1.19        “Territory”

means the entire world, always subject to:

1.19.1      the United Nations Act, R.S.C. 1985, Chap. U-2:

1.19.2      the Export & Import Permits Act, R.S.C. 1985;

1.19.3      Chap. E-19, Special Economic Measures Act, S.C. 1992, Chap. 17;

1.19.4      Foreign Extra-Territorial Measures Act, R.S.C. 1985 c. F-29; and

1.19.5      any other pertinent Canadian statutory or regulatory strictures.

For greater clarity Territory means all countries and jurisdictions of the world.

1.20        “VHF”

means viral hemorrhagic fevers.

2.0 GRANT & RESERVATIONS

2.1          Grant:

Subject to:

2.1.1        the definitions, terms and conditions of the License Agreement,

2.1.2        the Company complying with and not being in breach of any of the provisions of the License Agreement, and

2.1.3        any third party peremptory rights,

Canada hereby grants to the Company a personal, non-transferable, sole, revocable, royalty-bearing license for Commercialization.

Nothing herein shall constitute in any manner whatsoever:

2.1.4        an assignment or other transfer of proprietary rights in the Licensed Rights to the Company; or

2.1.5        any authorization or permission beyond that expressly given in this License Agreement.

2.2          Carve Out

Notwithstanding anything to the contrary in the License Agreement, Canada retains from the License Agreement, any and all absolute and unfettered rights necessary to do the following:

2.2.1        improve the Licensed Rights or Patents;

2.2.2        to carry out educational activities;

2.2.3        to pursue research and development, directly or indirectly, related to the Licensed Rights or Patents with or without the Company, collaborators or sponsors, with all attendant rights of publication;

2.2.4        to make, have made, manufacture, use, license sell and distribute and to administer (directly or through health care providers) to Canadians products resulting from the exercise of the Licensed Rights, the Patents and the Improvements in the event of a public health emergency pertaining or related to VHF in Canada, for the purpose of prevention or treatment of VHF, where:

2.2.4.2             the Company has not obtained regulatory approval of its product(s) under the Food and Drugs Act of Canada at the time the emergency is identified by Canada; or

2.2.4.3             the Company is not able to satisfy the demand for its approved product(s) in Canada at the time the emergency is identified by Canada;

2.2.5        to make, have made, manufacture, use and distribute and to administer to Canada’s staff products resulting from the exercise of the Licensed Rights, the Patents and the Improvements, for the purpose of prevention and treatment of VHF, whether in or outside a public health emergency in Canada or abroad, and

2.2.6        to make, have made, manufacture, use, license, sell and distribute and to administer (directly or through health care providers) products resulting from the exercise of the Licensed Rights, the Patents and the Improvements, outside of

Canada, for compassionate care purposes for the prevention or treatment of VHF, where:

2.2.6.2             the Company has not obtained regulatory approval of its product(s) under the laws of the foreign country in question at the time the compassion care is identified by Canada; or

2.2.6.3             the Company is not able to satisfy the demand for its approved products) in the foreign country in question at the time the compassionate care is identified by Canada.

2.3          Non Compete by Canada

Subject to clause 2.2, Canada shall not commercially compete with the Company, or grant a license to any third party for commercial purposes, within the Field of Use concerning the Licensed Rights in the Territory.

2.4          Sublicensing Permitted

The Company is permitted to sub-license Affiliates and non-affiliated or non-controlled parties, on the same terms and conditions of this License Agreement.  The Company has no right to encumber any contractual, legal or equitable rights the Company may have against any Affiliate or sub-licensee in favour of any financial institution or any third party whatsoever.

2.5          Sublicensing Conditions

Any sub-license or any amendment to any sub-license granted by the Company to Affiliates and non-affiliated or non-controlled parties, shall:

2.5.1        be royalty-bearing, revocable, without the right to sub-sub-license, except with the prior written consent of Canada, which consent shall not be unreasonably withheld;

2.5.2        carry a royalty rate no less than that prescribed in the License Agreement;

2.5.3        be only within the Territory or any portion thereof;

2.5.4        be only within the Field of Use or a subset thereof;

2.5.5        be subject to the same obligations and restrictions as those required of the Company under the License Agreement;

2.5.6        be copied to Canada immediately following execution; and

2.5.7        not be a de facto assignment.

For greater clarity, Canada shall receive from the Affiliates and sub-licensees not less than the same amount of consideration Canada would have received from the Company,

had the Company conducted the Commercialization rather than the Affiliates or sub-licensees.  The Company shall ensure that any monies owing to Canada from the Affiliates or sub-licensees are paid to Canada when due, and shall be liable for any such monies irrespective of whether or not the Affiliate or sub-licensee paid the Company.

2.6          Sub-Licensee Consideration

In addition to the royalties payable by the Affiliates and sub-licensees to Canada as contemplated in paragraph 2.5 (Sub-licensing Conditions), the Company shall also pay to Canada [*] paid by the Affiliates and sub-licensees to the Company.

2.7          Termination

Termination of the License Agreement shall also terminate any subsisting sub-licenses, but any consideration due or owing to Canada shall be paid promptly thereafter, and any and all unsatisfied obligations and rights shall subsist until satisfied.

3.0 TERM

3.1          Term

This License Agreement shall commence on the Execution Date and shall continue in force until the expiry of the last to expire of the Patents included in the Licensed Rights, subject to:

3.1.1        early termination as prescribed under Article 15.0 (Termination); and

3.1.2        condition subsequent in paragraph 4.1 (Business Plan).

4.0 EXPLOITATION OF LICENSED RIGHTS

4.1          Business Plan

The Company shall submit a business plan to Canada within thirty (30) days of the Execution Date.  Canada shall have the right to request amendments to the business plan in order to ensure maximum commercial return to the Company and Canada in accordance with this Article 4 (Exploitation of Licensed Rights).  Once Canada has accepted the business plan, the plan is then Appendix C (Business Plan) and all the Company’s representations and statements in the plan are incorporated into the License Agreement.

4.2        Disclosure Requirements

The business plan shall provide sufficient detail to show how the Company plans to diligently research, develop and promote and make commercially reasonable efforts to Commercialize.  This business plan shall also disclose any

4.2.1        distribution and agency arrangements contemplated by the Company;

4.2.2        market studies pertinent to the Licensed Rights;

4.2.3        pro forma financial statements of sufficient detail to allow a thorough financial analysis of the Company’s assumptions, projected revenue streams and costs.

4.3           Continuing Disclosure

During the term of the License Agreement, the Company shall promptly provide to Canada any amendments or updates to the business plan.

4.4           Inducement

The Company acknowledges that the business plan as orally presented to Canada in a pre-contractual setting, and subsequently manifested in the written format under paragraph 4.1, as accepted by Canada is the major inducement for Canada to enter into the License Agreement on the terms and conditions prescribed herein.

4.5           Breach

If the Company

4.5.1        commits a misrepresentation, omission, concealment or incorrect statement of a material fact in the negotiations leading to the License Agreement in general or leading to or in the business plan in particular; or

4.5.2        breaches any representations or statements in the business plan,

then such failure is a material breach of the License Agreement which provides Canada with the discretionary election either to:

4.5.3        rescind the License Agreement and seek damages; or

4.5.4        maintain the License Agreement and seek damages alone.

4.6           Commercially Reasonable Efforts to Commercialize

As an inducement to Canada to enter into the License Agreement, during the term (or the renewal) of the License Agreement, the Company shall:

4.6.1        use commercially reasonable efforts to Commercialize;

4.6.2        use commercially reasonable efforts to create and satisfy demand for the Licensed Rights; and

4.6.3        not do, or assist anyone to do, anything inimical to the Commercialization.

Payment of fees and royalties under Article 5 (Fees & Royalties) does not relieve the Company of its obligation under paragraph 4.6 (Commercially Reasonable Efforts to Commercialize).

4.7           Shelving a Fundamental Breach

Any “parking”, “shelving” or other activity or inactivity concerning the Licensed Rights whereby the Company is not using its commercially reasonable efforts to diligently and aggressively Commercialize the Licensed Rights in the Territory, is a fundamental breach of the License Agreement.

4.8           Research Support Collaboration

In carrying out basic research and development activities concerning the Licensed Rights and VHF vaccine during the term of this License Agreement, and any renewal thereof, the Company shall make good faith efforts to collaborate with Canada on [*] of such activities, under collaborative research agreements containing commercially reasonable terms and conditions as agreed to by the Parties at that time.  Any payments made by the Company pursuant to such collaborations shall not diminish or affect the Company’s obligation to pay fees and royalties under Article 5 (Fee and Royalties).

5.0 FEES AND ROYALTIES

5.1           Fees

The Company shall pay to Canada the following non-refundable lump sums:

5.1.1        PATENT FEES

[*], payable within thirty (30) calendar days of the Execution Date, as a reimbursement of Patent costs incurred by Canada to date;

5.1.2        SIGNING FEE

[*], payable upon signing, as a non-creditable and non-refundable signing fee in consideration of the execution of the License Agreement;

5.1.3        MILESTONE FEES [*] lump sum payable on the earlier of [*] or [*] years of the Execution Date, whichever comes first;

5.1.4        MILESTONE FEES [*] lump sum payable on the earlier of [*] or [*] years of the Execution Date, whichever comes first;

5.1.5        MILESTONE FEES [*] lump sum payable on the earlier of [*]or [*] years of the Execution Date, whichever comes first;

5.1.6        MILEPOST FEES [*] lump sum payable on the earlier of [*] or [*] of the Execution Date, whichever comes first.

5.2           Royalty Percentage Rate

The Company shall pay to Canada a royalty rate of [*] of the Sales Price of Licensed Products sold by the Company, its Affiliate(s) or sublicensees.

5.2.1        The royalty rate shall be lowered to [*] if:  a) an additional technology is required to Commercialize; and b) the additional technology is actually licensed by the Company from a third party and the latter actually charges royalties to the

Company for such a license (as shown by documentation sufficient to establish the requirement and the actual license).

5.2.2        The rate shall be towered to [*] if:  a) two (2) or more additional technologies are required to Commercialize; and b) the additional technologies are actually licensed by the Company from one or more third parties and the latter actually charge royalties to the Company for such a license (as shown by documentation sufficient to establish the requirement and the actual license).

5.3           Minimum Royalty

Notwithstanding any other provision of the License Agreement, the Company shall pay to Canada a minimum annual royalty of [*], payable on or before January during each year of the License Agreement.  Such amounts paid shall be creditable against royalties owed under clause 5.2 (Royalty Percentage Rate) and sub-license payments owed under clause 5.4 (Sub-Licensing Consideration) in the same year.

5.4           Sub-Licensing Consideration

The Company shall pay to Canada [*] paid by the Affiliates and the sublicensees to the Company.  Such payments shall be over and above the royalty rate paragraph 5.2 (Royalty Percentage Rate) (whether or not such consideration was directly, indirectly or derivatively paid or provided) including without limitation any equity.

5.5           Sub-Licensee’s Fees

5.5.1        COLLECTION AND ENFORCEMENT BY THE COMPANY

The Company shall ensure that royalties payable to Canada from Affiliates and sub-licensees shall be remitted directly to the Receiver General for Canada, at the address provided in Article 20.1 (Notice).  The Company shall take any necessary actions (at the Company’s own cost) to collect, enforce and remit royalties or other consideration owing to Canada by the Affiliates and sub-licensees.

5.5.2        SUB-LICENSEE’S ARREARS PAID BY THE COMPANY

If an Affiliate or sub-licensee has royalties or other consideration owing to Canada under a sub-license for a period in excess of thirty (30) days, then the Company shall pay to Canada that amount owing within the next fourteen (14) days immediately following the aforementioned thirty (30) days.

5.6           Taxes

The Company shall pay Taxes at the applicable prevailing rates exigible on the Company’s activities under the License Agreement, including without limitation Commercialization or on the payment of royalties, including any withholding taxes that in the first instance are levied against Canada

5.7           Payment to Canada

Unless the License Agreement expressly provides otherwise, the Company shall pay any and all monies and consideration owing to Canada as follows:

5.7.1        TIME & MODE

quarterly, by cheque or money order, commencing on December 31, 2010 and thereafter on March 31, June 30, September 30 and December 31 of each year of this License Agreement;

5.7.2        CURRENCY & ADDRESS

except for royalties generated from Commercialization within Canada, cheques for the payment of royalties shall be in U.S. funds (at the conversion rate stated in the Wall Street Journal on the day prior to the date payment is due) and made payable to the “Receiver General for Canada”.  The cheque(s) shall be sent to

Director, Intellectual Property Management & Business Development Public Health Agency of Canada

1015 Arlington Street, Suite 2420

Winnipeg, Manitoba, Canada

R3E 3R2;

5.7.3        ACCOMPANYING DOCUMENTATION

each cheque shall be accompanied by a statement bearing the name / identification of this License Agreement and the Licensed Rights, and showing the period covered, the total sales, per country sales, the per country royalty applicable and the total royalty paid or consideration paid, as applicable.

5.8           Payments to Canada after Termination

The Company shall pay to Canada any consideration due and payable under the License Agreement, whether incurred before termination or after, in accordance with Article 15 (Termination).

5.9           Payment after Expiry of Patents

The Company shall continue paying the amounts as prescribed in this Article, notwithstanding any impeachment proceedings, or the expiry, expungement or other nullification of the Patents.

5.10         No Set-off

Notwithstanding any other provision of the License Agreement, any consideration payable to Canada by the Company under the License Agreement is unconditional and non-cancelable.  Further, the Company shall not have the right of set-off, deduct or counter-claim against any such consideration.

5.11         Accounting Approach

5.11.1      GAAP

The Company shall use GAAP in the calculation of consideration owing to Canada.

5.11.2      ACCRUAL

Royalties accrue on receipt of payment by the Company (or Affiliates or the sub-licensees) for the Licensed Rights.

5.11.3      INTEREST OF OVERDUE ACCOUNTS

In the event the Company fails to make any payment under the License Agreement when due and payable, then interest on any unpaid amount shall accrue at a rate of four (4)% above the base rate of the Bank of Montreal, Toronto, from time to time in force during the period of non-payment.

5.11.4      OTHER BASIS FOR PAYMENTS

If the Company receives any lump sum or other payments, royalties (including royalty payments received from third parties), or any other income or consideration for, or in respect of the Commercialization of the Licensed Rights, then the Company shall include such additional income in calculating the Sales Price.

6.0 RECORDS AND AUDIT

6.1           Records Maintenance

The Company shall keep true and accurate records and maintain such records relating to Commercialization and all other obligations of the Company under the License Agreement during the term of the License Agreement and for ten (10) years following the termination or expiration of the License Agreement.

6.2           Record Type

For greater clarity and without limiting the generality of the foregoing, records cited in paragraph 6.1 (Records) shall comprehensively address:

6.2.1        financial, business, manufacturing and technical support, including without limitation sales reports, inventory reports, subcontractor and distributor agreements, tax returns, catalogues, price lists, shipping records, invoice registers, invoices, financial statements and ledgers; and

6.2.2        quality standards and monitoring reports and records.

6.3           Records, Access to those held by Off Site Professionals

The Company irrevocably authorizes its independent accountants, KPMG LLP, to provide to Canada’s independent accountants any information it may have with respect to the Commercialization.

6.4           Audit Document Right

Upon the written request of Canada and with at least fifteen (15) calendar days prior notice, the Company shall permit an independent accountant, retained by Canada, to inspect all relevant records (whether held internally by the Company or at the offices of professional advisors or elsewhere) in order to ascertain the accuracy of such royalties, reports and Commercialization efforts.  Such inspections shall be during business hours and in a manner that does not unduly disrupt the Company’s business.  The Company shall allow the accountant to make any necessary copies of the records that the independent accountant deems fit.

6.5           Audit Interview Right

In addition to the rights in paragraph 6.4, upon the written request of Canada, the Company shall allow the independent accountant to interview key personnel of the Company.  The independent accountant, in its unfettered discretion, shall determine who the key personnel are for the purposes of the interview.  The Company acknowledges that the independent accountant may have more than one interview with key personnel

6.6           Audit Confidentiality

The independent accountants retained by Canada shall inform Canada whether the Company has complied with its obligations under the License Agreement, including without limitation whether all royalties and consideration due and payable were paid as prescribed to Canada and marketing efforts and any inaccuracies in such payments.  Subject to the information contained in the foregoing audit reports, the independent accountants shall neither reveal to Canada any of the Company’s internal documentation or records, nor disclose any notes or copies of the Company’s records made by the independent accountants, excluding anything necessary for the report.

6.7           Duration

The auditing and verification provisions herein shall continue for 10 years following the expiry or termination of this License Agreement.

6.8           No Waiver

Any royalty payment or report accepted by Canada shall not constitute a waiver by or estoppel against Canada concerning the contractual right to audit the Company, and Canada shall continue to have the right to audit as prescribed in the License Agreement.

Furthermore, an audit shall not preclude Canada from conducting subsequent audit or audits.

6.9           Discrepancy Percentage

With respect to the earned royalties (paragraph 5.2, Royalty Rate, paragraph 5.4.  Sub-License Fees) in the event of any discrepancy uncovered by the audit, in excess of five percent (5.0%) of the amounts paid during the audited period, the Company shall pay forthwith to Canada both the discrepancy and the cost of the audit.  Overpayments shall be credited against the next payment due by the Company to Canada.

6.10         Breach of Records Audit Article Material

The record and audit requirements are a material term of the License Agreement.

7.0 REPORTS & QUALITY CONTROL

7.1           Report - Commercialization & Marketing

The Company shall, on or before the 45th day following each calendar quarter, during the term hereof and any renewal, submit to Canada written reports as to the Company’s activities with respect to the exercise of Licensed Rights during the preceding twelve (12) months.  Such reports shall contain:

7.1.1        a description of the steps taken by the Company to develop and Commercialize and sub-license;

7.1.2        a description of the marketing conditions for the products or processes created by the exercise of the Licensed Rights; and

7.1.3        a report an the production, use and sales of the products or processes created by the exercise of the Licensed Rights.

7.2           Report - Officer’s Certificate

The report from the Company shall also contain a certificate from either the CEO or CFO of the Company attesting to the fact that the Company has been using commercially reasonable efforts to develop and Commercialize the products or processes created by the exercise of the Licensed Rights and that Commercialization is a material and active element of the Company’s business.

7.3           Report - Audited Statement 8 Remittances

In addition to the requirements of paragraphs 7.1 (Report Contents General) and paragraph 7.2 (Report - Officer’s Certificate), the report from the Company to Canada shall also contain an audited statement, which includes, without limitation:

7.3.1        an audited statement, including the amount of the products or processes created by the exercise of Licensed Rights sold by the Company and the amount of royalties or other consideration payable;

7.3.2        the names and addresses of all Affiliates and sub-licensees to whom the Licensed Rights has been sub-licensed;

7.3.3        a full account of all revenues generated by such Affiliates and sub-licenses, including the amount of products or processes created by the exercise of Licensed Rights sold;

7.3.4        a calculation of the amount due to Canada for the royalties and consideration as stipulated herein as required under paragraphs 2.5 (Sublicensing Conditions) and paragraph 2.6 (Sub-licensee Consideration); and

7.3.5        subject to paragraph 5.7 (Payment to Canada) any remittances then payable to Canada, payable to the Receiver General for Canada, of the amount of royalties or other consideration so payable.

7.4           Report— Quality Control

In addition to the foregoing, the report shall also contain internal audit results, conducted quarterly, showing the quality standards of the products or processes created by the exercise of the Licensed Rights at all production sites and at the major sale or distribution sites.

7.5           Quality Control Obligations

The Company shall comply with all quality requirements for the products or processes created by the exercise of the Licensed Rights that are prescribed by:

7.5.1        Canada from time to time in writing; and

7.5.2        any regulatory or statutory authority.

7.6           Quality Control Spot Audits by Canada

The Company shall allow Canada to conduct spot audits of the Company production and sales sites during operating hours anywhere in the Territory to ensure compliance with the prescribed quality standards.

7.7           Quality Control Spot Audits on behalf of Canada

Canada may ask the Company to conduct spot audits of the Company production and sales sites anywhere in the Territory and to disclose those results to Canada within 15 days of each audit.

7.8           Annual Report

The Company shall, on or before the 31st day of May of each calendar year, during the term hereof and any renewal, submit to Canada a copy of:

7.8.1        the Company’s certified financial statements and evidence of renewal of the Company’s insurance policy under section 13 of the License Agreement;

7.8.2        the Company’s annual reports to shareholders; and

7.8.3        material revisions to the Company’s business plan.

7.9           Annual Face-To-Face Meeting

The Company shall, on the 121st day of each calendar year, during the term of the License Agreement and any renewal, meet face-to-face with Canada to provide a progress report on the activities carried out by the Company under the License Agreement.

7.10         Material terms

The reporting and quality requirements and audit rights are a material term of the License Agreement.

8.0 OWNERSHIP OF TECHNOLOGY / IMPROVEMENTS

8.1           Canada Owns Licensed Rights

The Company agrees and is estopped from alleging otherwise that:

8.1.1        the Licensed Rights are vested in and are the sole property of Canada;

8.1.2        ownership and all rights related to, connected with, or arising out of the foregoing, including, without limitation:

8.1.2.2             Patents, Intellectual Property, Confidential Information, copyright, the right to produce, publish or cause to be produced, and all published information material and documents;

8.1.2.3             the right to issue a license;

are vested in and are the sole property of Canada, and

8.1.3        the Company shall have no rights to the foregoing except as may be expressly granted under this License Agreement, and the Company shall not apply for any proprietary or other right and shall not divulge or disclose, without the prior written consent of Canada, any information, material or documents concerning the foregoing or make available in any way or use the Licensed Rights, except as expressly provided in the License Agreement.

8.2           No Impeachment

The Company shall neither impeach, contest or otherwise attack, directly or indirectly, the validity, enforceability or ownership of the Patents or any Intellectual Property rights held by Canada, or Canada’s right, title and interest in and to the Licensed Rights nor assist, counsel or procure any third party to do the same.

8.3           Inimical Use of Confidential Information

The Company shall not use any Confidential Information obtained from Canada in the negotiation of the License Agreement, under due diligence searches or otherwise related to this License Agreement, in any manner that either violates the Company’s rights and obligations under the License Agreement or is inimical to the interests of Canada.

8.4           Improvements - Ownership

Unless expressly agreed to otherwise in writing by the Parties, the ownership of any Improvement made by or on behalf of a Party shall immediately, after creation, vest exclusively in that Party.

8.5           Company Improvements - Disclosure

The Company shall disclose to Canada forthwith all Improvements, innovations and discoveries developed or created by or on behalf of the Company, solely or jointly with others (including Affiliates and sub-licensees), which related to the Licensed Rights, together with any Intellectual Property rights residing therein.

8.6           Company Improvements — License to Canada

The Company hereby grants to Canada a personal, non-transferable, non-exclusive, worldwide, perpetual, irrevocable, royalty-free and fully paid-up license for the Improvements (including data and reports related thereto), made by or on behalf of the Company under paragraph 8.4 (Improvements — Ownership) and disclosed to Canada under paragraph 8.5 (improvements — Disclosure) for the purposes set out in paragraph 2.2 (Carve Out).  Further, Canada may sub-license such Improvements for the purposes of carrying out the purposes set out in paragraph 2.2 (Carve Out).

Termination of the License Agreement shall not terminate the foregoing license to Canada or any subsisting sub-licenses.

9.0 DISCLAIMERS

9.1           Estoppel Statement/Disclaimer of Express / Implied Warranties

The Company acknowledges that there is some question as to the integrity of ownership of the Licensed Rights and Patents and the Company accepts those risks.

The Licensed Rights and Patents are provided to the Company on an “as is” basis.  Canada makes no warranties, representations or conditions, express or implied, of any nature, and Canada disclaims all warranties, representations or conditions, for the Licensed Rights, the Patents, the Intellectual Property or the Confidential Information including, without limitation:

9.1.1                        merchantability;

9.1.2                        quality (either as discussed or with respect to a sample / model);

9.1.3                        fitness for any or a particular purpose:

9.1.4                        commercial utility or practical purpose;

9.1.5                        susceptibility of yielding valuable results or results are free of defects or otherwise harmless;

9.1.6                        latent or other defects;

9.1.7                        infringement or non-infringement of Patents or other third party rights;

9.1.8                        conformity with the laws of any jurisdictions; or

9.1.9                        fitness for the Company’s corporate objectives (whether or not expressly or implicitly communicated to Canada).

For greater certainty, no information or advice given by Canada shall create a warranty or representation or condition other than as expressly stated in the License Agreement.  The Company hereby accepts the Licensed Rights and the Patents “as is”, with all faults, and the entire risk as to satisfactory quality, performance, accuracy and effort is with the Company.  In no event shall Canada be liable for any direct, indirect, incidental, special, exemplary, or consequential damages (including, but not limited to, procurement of substitute goods or services, loss of use, data or profits, or business interruption) however caused and on any theory of liability, whether in contract, strict liability, or tort (including negligence or otherwise) arising in any way out of the exercise of the Licensed Rights by the Company, its Affiliates or sub-licensees, even if advised of the possibility of such damage.

9.2                               Disclaimer of Statutorily Implied Warranties

No legal or equitable warranties or conditions implied by law or convention under any domestic, foreign or international legal regime, or from a course of dealing or usage of trade, shall apply to the License Agreement.  The Company acknowledges this disclaimer and is estopped from relying on any such representations, warranties or conditions against Canada.

9.3                               Confidential Information Without Warranty / No Reliance

The Company shall not rely in any way on the quality, accuracy or completeness of any Confidential Information provided by Canada under the License Agreement.  Any use of such Confidential Information shall be at the Company’s sole risk and expense.  Any Confidential Information provided to the Company by Canada is without any warranty or guarantee or representation or warranty of any kind whatsoever other than as expressly provided herein.

9.4                               No Liability to Canada from Exercise of Rights

The Company undertakes to use the Licensed Rights and apply Confidential Information of Canada entirely at its own risk and under its own responsibility, and that the Company will have no recourse against Canada with respect to any consequences of such application.

9.5                               Third Party Representations

The Company shall not represent to any Affiliate or sub-licensee the existence of any warranty or condition concerning the Licensed Rights.

9.6                         Disclosure & Due Diligence

The Company acknowledges that:

9.6.1                      Canada has made full and frank disclosure of all facts the Company deemed relevant before executing the License Agreement;

9.6.2                      The Company has conducted a due diligence search of all matters relevant to the Licensed Rights, the Patents and the License Agreement;

9.6.3                      Canada has made all best efforts to identify the significant characteristics of the Licensed Rights and that Canada makes no representation that all the characteristics both favorable and unfavorable have been identified; and

9.6.4                      Canada is either under no duty to warn the Company or the Company unconditionally waives any such duty, about the Licensed Rights or Commercialization.

10.0                        PATENT PROTECTION & REGULATORY REQUIREMENTS

10.1                        Patent Costs

The Company shall pay all costs related to and maintaining Patents (and shall reimburse Canada for any of these costs that Canada may pay during any term of the License Agreement), as they are incurred, and within thirty (30) days of being invoiced for such costs.

10.2                        Right to Patent

Nothing in the License Agreement shall limit or restrict Canada from seeking to patent Improvements made by Canada.

10.3                        The Company Shall Obtain Regulatory Permissions

The Company shall use commercially reasonable efforts to obtain any authorizations, permits, certificates or other regulatory permissions which may be required in order for the Company to legally carry out all of its activities under the License Agreement, including but not limited to Commercialization, at the Company’s sole cost and expense without right of set-off.

10.4                        Her Majesty Not Obligated

Nothing in the License Agreement shall obligate any emanation of Her Majesty the Queen in Right of Canada to grant any required authorizations, permits, certificates or other regulatory permissions.  Conversely, there is no implication by the execution of the License Agreement that the Company will be granted any required authorization, permits, certificates or other regulatory permissions necessary for the effective Commercialization of the Licensed Rights.

11.0                        CONFIDENTIALITY / FIDUCIARY OBLIGATIONS &
EQUITABLE REMEDIES

11.1                        Existing Confidentiality Agreements

The Confidentiality Agreements entered into by the Parties on May 1, 2007, and November 1, 2008, respectively, shall end on the Execution Date of the License Agreement.  However, all rights and obligations of the Parties under the Confidentiality Agreements that expressly or by their nature survive termination of those agreements shall continue in full force and effect until they expressly or by their nature expire.

11.2                        Confidentiality Obligations

Commencing on the Execution Date of this License Agreement, Confidential Information disclosed by one Party to the other Party under this License Agreement shall be:

11.2.1                held in confidence and in trust by the receiving Party;

11.2.2                used by the receiving Party exclusively for the purposes authorized under the License Agreement and for no other purpose whatsoever;

11.2.3                safeguarded by the receiving Party using all reasonable measures and taking such action as may be appropriate to prevent the unauthorized access, use or disclosure of the Confidential Information; and

11.2.4                not disclosed to third parties without the prior written consent of the disclosing Party.

11.3                        No Waiver of Privilege

Each Party acknowledges that the Confidential Information of the disclosing Party is the property of the disclosing Party or a third party and that none of the latter intend to or do waive any rights, title or privilege they may have in respect of any of the Confidential Information.

11.4                        Common Law Duty of Confidentiality

Nothing in this License Agreement derogates, displaces or otherwise diminishes the common law or equitable duty of confidentiality vested in the receiving Party concerning the Confidential Information.

11.5                        Confidentiality Exclusions

Article 11.2 (Confidentiality Obligations) does not apply to information which, even if it may be marked “confidential’, is not really confidential, in that

11.5.1                IN PUBLIC DOMAIN - the information was legally and legitimately in the public domain through no act or omission of the receiving Party at the time of disclosure by the receiving Party;

11.5.2                PUBLISHED - the information was legally and legitimately published or otherwise becomes part of the public domain through no act or omission of the receiving Party at the time of disclosure by the receiving Party;

11.5.3                ALREADY KNOWN TO THE RECEIVING PARTY - the information was already in the possession of the receiving Party at the time of disclosure and was not acquired by the receiving Party, directly or indirectly, from the disclosing Party (as shown by documentation sufficient to establish the timing of such possession), and the receiving Party is free to disclose the information to others without breaching any contractual or trust obligations or common law duties;

11.5.4                THIRD PARTY DISCLOSES - the information becomes available from an outside source who has a lawful and legitimate right to disclose the information to others, and the receiving Party is free to disclose the information to others without breaching any contractual or trust obligations or common law duties;

11.5.5                INDEPENDENTLY DEVELOPED - the information was independently developed by the receiving Party without any of the Confidential Information being reviewed or accessed by the receiving Party (as shown by documentation sufficient to establish the timing of such development); or

11.5.6                JUDICIAL/ADMINISTRATIVE ORDER - the information was released due to a compulsory order under a judicial process or under a compulsory regulatory (including securities) requirement, none of which was invited by, or consented to, by the receiving Party and the receiving Party made all reasonable efforts to secure a court order to limit production, use and disclosure of the information to the narrowest class practical under the circumstances.

11.6                        Secure Location

Each Party shall keep the Confidential Information of the other Party in a secure location accessible only to its employees specifically authorized to have access pursuant to this License Agreement.  Each Party shall ensure that its employees complies with the terms and conditions of this License Agreement and shall enter into agreements with such employees if necessary to give effect to this obligation.

11.7                        Return of Confidential Information

If this License Agreement expires or is terminated, the Parties shall return to each other the Confidential Information disclosed to them under this License Agreement and any notes, reports and other materials prepared by the receiving Party from the disclosing Party’s Confidential Information except that Canada shall be entitled to retain one copy of such records for the purposes of meeting Canada’s obligations under the federal laws of Canada and for the purposes of paragraph 8.6 (Improvements - License to Canada).

11.8                        Confidential Information is Proprietary

The Confidential Information of each Party is and shall remain the exclusive property of that Party or third parties and the receiving Party shall not claim any rights, title, interest or ownership in the Confidential Information.  The receiving Party shall not contest any such rights, title, interest or ownership.

11.9                        Legal and Equitable Remedies

Should a Party commit or threaten to commit a serious or material breach of its confidentiality or fiduciary obligations under this Article 11, then the other Party may pursue any and alt legal and equitable remedies, including without limitation, injunctive relief, accounting for profits, redistribution, damages, constructive trust and disgorgement.  Disgorgement means, for the purposes of the License Agreement, the ejection of all benefits gained by the receiving Party, traceable to the material breach, notwithstanding that such disgorgement may exceed the damages directly suffered by the disclosing Party or deprivation suffered by the disclosing Party for such breach.

11.10                 No Hiring of Canada’s Employees

The Company shall not:

11.10.1                                  solicit, hire, retain or secure;

11.10.2                                  directly or indirectly, including without limitation, the use of consultants, Affiliates or third parties;

11.10.3                                  any of the agents, servants or employees of Canada;

11.10.4                                  which agents, servants or employees are employed or retained in connection with, or whose responsibilities relate in whole or in part, to the Confidential Information, the Licensed Rights or the Patents; or helped produce or create the Confidential Information, the Licensed Rights or the Patents;

to accept employment with the Company of any of its Affiliates, unless

11.10.5                            Canada grants in advance its written permission to such a solicitation or the employment of such a person; or

11.10.6                            [*] have elapsed from the Execution Date.

11.11                 Exemption

The prohibition in paragraph 11.10 (No Hiring of Canada’s Employees) does not apply to general solicitations of employment issued by the Company and any hiring resulting from such solicitations that are:

11.11.1                            not directed towards the employees of Canada; and

11.11.2                            do not involve the Confidential Information, the Licensed Rights or the Patents.

11.12                 Contact Only Under License Agreement

The Parties shall have no discussions, correspondence or other contact with the other Party, its licensees, confidants or any person concerning the License Agreement, except through the designated representative of the other Party or any delegates identified in writing by the designated representative from time to time.

11.13                 Terms Of Agreement Confidential But Not Existence of Agreement

The Parties agree that terms of this License Agreement are confidential but not its existence.  The terms of this License Agreement shall not be disclosed by a Party unless disclosure is required by law or if the other Party agrees to the disclosure in writing prior to disclosure.

12.0                        CORPORATE REPRESENTATIONS & WARRANTIES

12.1                        The Company Incorporated & Authorized 8 Bound

The Company represents and warrants to Canada that as of the Execution Date:

12.1.1                            ABILITY

it can Commercialize, and the Company has or will have the necessary access to funds, resources, knowledge, facilities and personnel to perform its obligations under the License Agreement, including to use commercially reasonable efforts to Commercialize;

12.1.2                            AUTHORIZATION

it is authorized and has the corporate power and authority to negotiate, execute, comply with and satisfy its obligations, without qualification, under the License Agreement;

12.1.3                            INCORPORATION JURISDICTION

it has been duly incorporated and organized under the laws of the state of Delaware and is validly existing under the laws of Iowa;

12.1.4                            EXTRA-PROVINCIAL REGISTRATION

it is duly qualified, licensed or registered to carry on business in the Province or State of Delaware.

12.1.5                            ENFORCEABLE

it is bound by the License Agreement, upon execution, and the License Agreement constitutes a legal, valid and binding obligation on the Company, enforceable against the Company in accordance with the terms of the License Agreement, except as those terms may be limited by applicable bankruptcy laws and general principles of equity,

12.1.6                            LITIGATION

it has no knowledge of any legal proceeding or order pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its properties or otherwise that could adversely affect or restrict the ability of the Company to consummate fully the transactions contemplated by this License Agreement (including without limitation the Commercialization) or that in any manner draws into question the validity of this License Agreement;

12.1.7                            VERACITY OF STATEMENTS

no representation or warranty by the Company contained in this License Agreement and no statement contained in any certificate, schedule or other instrument furnished to Canada pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact;

12.1.8                            INCONSISTENT AGREEMENTS / OBLIGATIONS

it has not given any understanding, express or implied, to any third party which would:

12.1.8.2                                 preclude the Company from fulfilling its obligations under the License Agreement; or

12.1.8.3                                 cause the Company to breach an agreement with a third party;

12.1.9                            NO MARCH IN RIGHTS

it is not subject any “march in” or third party rights, (contractual or statutory, contingent or vested) which would give that third party any rights to the Licensed Rights not otherwise explicitly described in the License Agreement; and

12.1.10                      NO BREACH OF THIRD PARTY AGREEMENTS

its execution of the License Agreement does not contravene its constituent documents or any law, regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or the powers of its directors to be exceeded.

12.2                        Canada Authorized

Canada represents and warrants to the Company as of the Execution Date:

12.2.1                  AUTHORIZATION

Canada has the power and authority to negotiate, execute and comply with the License Agreement, subject to all applicable laws and the royal prerogative; and

12.2.1.2                                 no further action is required by or in respect of any governmental or regulatory authority; and

12.2.1.3                                 the License Agreement is legal, binding and enforceable in accordance with its terms.

13.0                        INDEMNITY, INSURANCE AND LIABILITY ALLOCATION & CAPS

13.1                        The Company’s Indemnification

The Company shall;

13.1.1                indemnify; and

13.1.2                save harmless;

Canada (and her employees, servants and agents),

13.1.3                from and against all claims, demands, losses, penalties, damages, costs, (including reasonable solicitor and own-client costs and expert witness costs), actions, suits or other proceedings whatsoever, whether groundless or otherwise,

13.1.4                brought or prosecuted in any manner which heretofore or hereafter may be made by a third party against Canada or her employees, servants and agents;

13.1.5                however and whenever arising out of, relating to, occasioned by or attributed to,

a)                                    any acts or conduct (including, without limitation, omissions, misrepresentations, errors and offences) of the Company, its employees, servants, agents, advisors, sub-licensees or Affiliates (whether by reason of negligence or otherwise) in the performance by the Company of the provisions of the License Agreement or any activity undertaken or purported to be undertaken under the authority or pursuant to the terms of the License Agreement, including without limitation, exercise of the Licensed Rights and Commercialization;

b)                                   any infringement or alleged infringement by the Patents, the Licensed Rights or Licensed Products of proprietary rights of any including, without limitation, patent, trade-mark, copyright or trade secret rights;

c)                                    any claim the Patents, the Licensed Rights or the Licensed Products or any aspect or use thereof by the Company infringes or constitutes misappropriation of the intellectual property rights of any third party; and

d)                                   any claim or demand against the Patents, the Licensed Rights, the Licensed Products or the interest of Canada or the Company therein.

Further, the Company shall not third party Canada for any such claims, actions, suits or other proceedings taken solely against the Company and the Company hereby expressly waives any rights it has against Canada for claims of infringement.

13.2                        Indemnity Separate / Continuing

The foregoing indemnity is a continuing obligation, separate and independent from the other obligations of the Company and survives termination of, expiration of, or the acceptance of repudiation of the License Agreement.  It is not necessary for Canada to incur expense or make payment before enforcing a right of indemnity conferred hereunder.

13.3                        Insurance

The Company shall ensure that both the Company and each of its Affiliates and sub-licensees shall obtain and maintain, throughout the term of the License Agreement (and any renewal thereof) or duration of the sub-licenses (as the case may be), comprehensive general liability insurance for any and all claims, actions, liabilities and expenses resulting from the Commercialization of the License Rights.

13.3.1                INSURANCE COMPANY

The insurance policy shall be obtained from a qualified insurance company licensed to do business in the applicable jurisdictions.

13.3.2                NAMED INSURED

The insurance policy shall name Her Majesty the Queen in Right of Canada and Her employees, servants and agents as “additional insureds”.

13.3.3                LIMITS

As of the Execution Date, the insurance policy shall include commercial general liability insurance, and shall have monetary limits in the amount not less than one million dollars ($1,000,000) for each single occurrence or claim.  Following the submission of an Investigational New Drug covering a Licensed Product and prior to the beginning of a Phase 1 Clinical Study, the insurance policy shall include commercial general liability insurance, that includes products liability insurance, and shall have monetary limits in an amount not less than five million dollars ($5,000,000) for each single occurrence or claim.  The minimum amount of insurance coverage required under this License Agreement shall not be construed as a limit of liability.

13.3.4                TERMINATION NOTICE

The insurance policy shall provide for thirty (30) business days written notice by the insurer to the Company and Canada by registered or certified mail in the event of any modification, cancellation or termination of the insurance policy.

13.3.5                COPY

The Company shall provide Canada a copy of the insurance policy not later than 30 days alter execution of the License Agreement, and thereafter upon the written request of Canada.  This obligation shall apply each time the monetary limits are increased pursuant to clause 13.3.3, in which case the copy shall be provided not later than 30 days after the monetary limits in the insurance policy are increased.  This obligation shall survive termination or expiration of the License Agreement.

13.3.6                INSURANCE UNAVAILABLE

If insurance required to meet the monetary limits in clause 13.3.3 is unavailable, the Parties shall review the situation, and Canada may elect to either allow the Company to obtain the insurance that is available, or alternatively terminate the License Agreement.

13.4                        Canada’s Liability Cap

Canada’s liability for:

13.4.1                breach of the representations, conditions or warranties contained herein or any of the other provisions of the License Agreement or any other breach giving rise to liability, including a breach of a condition or fundamental term or fundamental breach or breaches; or

13.4.2                in any other way arising out of or related to the License Agreement; or

13.4.3                for any cause of action whatsoever and regardless of the form of action (including breach of contract, trust, strict liability, tort [*], or any other legal or equitable theory);

shall be limited to the Company’s actual direct (immediate and foreseeable at the time of negotiation to both Parties), provable damages in an amount not to exceed in the aggregate a sum equal to or less than the net consideration received by Canada from the Company under paragraph 5.2 (Royalty Percentage Rate) for the time period commencing from the Execution Date up to and including the date of judicial judgment or arbitrator’s decision.

13.5                        Excluded Heads of Damage

Canada shall not be liable to the Company, its employees, servants, agents, successors, assigns, Affiliates or sub-licensees for damages in respect of:

13.5.1                incidental, indirect, special, punitive, exemplary damages;

13.5.2                any economic loss, consequential damages, relational loss, including but not limited to lost business revenue, lost profits, business interruption, failure to realize expected savings, loss of data, loss of business opportunity suffered by the Company or any claim whatsoever and whenever made against the Company by any other party;

(whether grounded in tort [*], strict liability, contract, trust or otherwise,) even if:

13.5.3                Canada was advised of the possibility of such damages, or

13.5.4                the damages encompassed by subparagraphs 13.5.1 and 13.5.2 were foreseeable by Canada, or

13.5.5                such damages resulted from a fundamental breach of the License Agreement.

Further, Canada shall have no duty to warn the Company for matters arising directly or indirectly under the License Agreement.

13.6                        No Actions Against Employees

The Company acknowledges and estopped from and waives any rights the Company might have to commence and prosecute any action whatsoever, regardless of form or grounds (including without limitation negligence, misrepresentation, fiduciary, deceit) against any of Canada’s employees, servants, agents or officers, arising out of any

13.6.1                  claimed breach of the License Agreement;

13.6.2                  transactions under the License Agreement;

13.6.3                  negotiations leading to the License Agreement; or

13.6.4                  in any other way related to the License Agreement.

For greater clarity, the Company’s remedies for any breach of or Dispute under the License Agreement, lies only against Canada, and only within the aforementioned parameters prescribed by the License Agreement.

13.7                        Notifications

Canada shall notify the Company of any claim that falls within the parameters of the respective indemnification obligations as soon as practical.  In any case such notice shall be made forthwith upon notice that a claim may be prosecuted or a cause of action exists.

14.0                        INFRINGEMENT

14.1                        Third Party Suit

Subject to Article 13 (Indemnification), in the event of any threatened or actual suit against the Company in consequence of the exercise of any rights and licenses granted herein, the Company shall; promptly inform Canada and the Parties will Jointly decide on the steps to be taken in the circumstances.  In any event, the Company will always have the sole right to defend itself as it determines against any suit or other action brought against the Company or its employees or agents.

14.2                        Infringement Uncovered

Each Party will notify the other promptly in writing when any infringement of the Licensed Rights or Patents is uncovered or suspected.

14.3                        Company May Sue

The Company shall have the right to enforce the Patents against any infringement or alleged infringement thereof, and shall at all times keep Canada informed as to the status thereof.  Subject to Canada’s prior written approval (which will not be unreasonably withheld), the Company may, at its own expense, institute suit against any such infringer or alleged infringer and prosecute such suit in a manner consistent with the terms and provisions hereof.  Canada shall reasonably cooperate in any such litigation at the Company’s expense, and the Company shall keep Canada apprised in a timely manner of all litigation activities.  In any litigation under this article, the Company shall not have the right to settle or otherwise compromise Canada’s position as a licensor or owner of the Patents without Canada’s prior written consent.

14.4                        Distribution of Company’s Recovery

In the event of a recovery by the Company of punitive and non-punitive damages (net of legal fees and out of pocket costs of the action) under paragraph 14.3 for royalty-bearing products, the Company shall pay to Canada [*] of such recovery.

14.5        Canada May Sue

If the Company elects not to enforce the Patents as to any infringement or alleged infringement thereof, then the Company shall so notify Canada in writing within one (1) month of receiving notice that an infringement exists, and Canada may, in its sole judgment and at its own expense, take steps to enforce the Patents against such infringement or alleged infringement and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover for its own account any damages, awards or settlements resulting therefrom.

15.0        TERMINATION

15.1        By Canada for Cause

The License Agreement, at the option of Canada, without prejudice to any other rights in law of equity held by Canada (including any right of indemnity), may be terminated forthwith by Canada without compensation to the Company if:

15.1.1     INSUFFICIENT EFFORTS

The Company fails to use its commercially reasonable efforts to develop or Commercialize and does not cure such failure within ninety (90) days of written notice from Canada;

15.1.2     NO PAYMENT

The Company fails to make any payment owed to Canada under the License Agreement and does not make such payment within sixty (60) days of the due date;

15.1.3     BREACH OF CONFIDENTIALITY

The Company uses or discloses Confidential Information of Canada in a manner inconsistent with its obligations under the License Agreement or fails to safeguard the Confidential Information of Canada;

15.1.4     BREACH OF BUSINESS PLAN

The Company fails, neglects, refuses or is unable to comply with the business plan created and submitted under paragraph 4.1 (Business Plan);

15.1.5     QUALITY CONTROL & AUDIT

The Company refuses, neglects or fails to meet quality standards or allow access for quality audit purposes contrary to paragraph 7.0 (Reports & Quality Control) or provide or allow the audit of the reports and records as required under Article 6.0 (Records and Audit);

15.1.6     CEASES BUSINESS

The Company ceases to actively carry on business;

15.1.7     MULTIPLE BREACHES

The Company breaches three or more provisions of the License Agreement within any consecutive twelve (12) month period, notwithstanding that such breaches were subsequently cured;

15.1.8     CROSS-DEFAULT

The Company breached a provision of another agreement with Canada that was executed with the Public Health Agency of Canada, and that breach occurred during the term of the License Agreement;

15.1.9     CRIMINAL CONVICTION

The Company was convicted of a criminal or regulatory offence, the nature of which directly or indirectly affects the ability of the Company to conduct itself hereunder or to Commercialize in an effective and timely manner, or otherwise prejudices Commercialization;

15.1.10   GENERAL BREACH

The Company commits or permits a breach of any of the other terms and conditions herein contained and does not remedy such breach within sixty (60) days after being required in writing to do so by Canada;

15.1.11     REPUDIATES

The Company expressly or implicitly repudiates the License Agreement by refusing or threatening to refuse to comply with any of the provisions of the License Agreement.

15.2        Automatic Termination

The License Agreement and all rights granted to the Company pursuant to the License Agreement shall immediately terminate and revert to Canada by operation of contract, without prejudice to any other rights in law of equity held by Canada (including any right of indemnity) and without compensation to the Company, effective the business day prior to the applicable triggering event, namely if:

15.2.1     ASSIGNMENT

The Company assigns the License Agreement without the prior written consent of Canada, contrary to the provisions of paragraph 18.2 (No Assignment Without Consent); or

15.2.2      BANKRUPTCY

The Company becomes bankrupt or insolvent or otherwise

15.2.2.2          has a receiving or winding up order made or sought against it;

15.2.2.3          has a meeting proposed or convened, seeking or actually passing a resolution to appoint a trustee or official manager;

15.2.2.4          has a receiver, receiver-manager, liquidator, trustee in bankruptcy, custodian or any other officer with similar powers appointed for the Company or such an order is sought;

15.2.2.5          has any or all of its assets seized or otherwise attached for the benefit of creditors;

15.2.2.6          proposes or convenes a meeting to seek or passes a resolution for winding up;

15.2.2.7          takes the benefit of any statute, at the time in force, relating to bankrupt or insolvent debtors for the orderly payment of debts;

15.2.2.8          makes a general assignment for the benefit of creditors;

15.2.2.9          submits a proposal or arrangement under any debtor/creditor legislation;

15.2.2.10        is the subject of a petition or files an assignment under the Bankruptcy Act or any successor legislation; or

15.2.2.11        does or attempts anything analogous to the aforementioned events or having a substantially similar effect to any of the aforementioned events under the laws of any jurisdiction.

15.3                        Termination Not A Penalty

The Company acknowledges, and is estopped from alleging otherwise, that the termination provisions in paragraph 15.2 do not constitute a penalty, and are otherwise fair, just and proportional given:

15.3.1      the nature of the Parties;

15.3.2      their respective mandates and corporate objectives;

15.3.3      the allocation of risks under the License Agreement;

15.3.4      the goals of the Parties;

15.3.5      nature of the Licensed Rights; and

15.3.6      the consequences to Canada if the Company commits the aforementioned breaches.

15.4        Procedure

Termination shall be implemented by a notice effective as of the date slated therein, but termination shall be subject to paragraph 15.6 (The Company’s Duties on Termination) and be without prejudice:

15.4.1      to the right of Canada to sue for and recover any royalties or other sums due Canada; and

15.4.2      to the remedy of either Party in respect of any previous breach of the License Agreement.

15.5        Effect on Sub-licensees

All sub-licenses, including those granted to Affiliates, shall terminate with the License Agreement.

15.6        The Company’s Duties on Termination or Expiration

A) Upon termination of the License Agreement by Canada, the Company shall at its own cost:

15.6.1             return immediately to Canada all Licensed Rights and Confidential Information of Canada, including copies thereof;

15.6.2             certify in writing to Canada within thirty (30) days of termination, that to the best of the Company’s knowledge, all of the Confidential Information (including copies) of Canada has been returned;

15.6.3             deliver a detailed statement to Canada of the inventory of the products made from the exercise of the Licensed Rights then existing, but not sold by the Company, as of the date of expiration or termination;

15.6.4             provide Canada the right of first refusal to purchase from the Company any products made from the exercise of the Licensed Rights inventory at fair market value;

15.6.5             dispose of any remaining products made from the exercise of the Licensed Rights in inventory as specified by Canada subject always to any obligations under Article 5.0 (Fees & Royalties);

15.6.6             pay all costs due under the License Agreement either by the Company on its behalf or a sub-licensee, up to and including the termination date, within thirty (30) days of the termination;

15.6.7             pay all costs due under the License Agreement, subsequent to the termination, for any products made from the exercise of the Licensed Rights sold after termination, within thirty (30) days of the liability being incurred;

15.6.8             grant back to Canada any technology rights, clinical or research data arising from the Licensed Rights or otherwise under the License Agreement;

15.6.9             assign to Canada (or her nominee) any equities, goodwill, or other rights which the Company has or alleges to have acquired in the Licensed Rights or derived in the Commercialization.  The Company shall also execute such further documentation as Canada may reasonably request m order to confirm such assignment;

15.6.10           pay immediately to Canada any royalties, fees, reimbursements or other financial obligations irrespective of the fact such monies are owed, but for the termination or expiration, not yet payable; and

15.6.11           assign or transfer for [*] in total consideration, any and all authorizations, permits, certificates or other regulatory permissions obtained in order to Commercialize, to any third party identified by Canada or to Canada itself, within ninety (90) days of termination or expiration, unless otherwise requested by Canada.

B) Upon expiration of the License Agreement, the Company shall at its own cost, perform the duties set out in sections 15.6.1 to 15.6.8.  Further, upon expiration, the Company shall grant to Canada the right to exercise an option to negotiate with the Company an agreement dealing with the matters set out in sections 15.6.9 to 15.6.11.  The Parties shall negotiate the agreement in good faith.  The agreement shall contain mutually acceptable terms and conditions and the consideration shall be commercially reasonable.

15.7        Surviving Obligations

All obligations of the Parties which expressly or by their nature survive termination or expiration, shall continue in full force and effect subsequent to and notwithstanding such termination or expiration, until they are satisfied or by their nature expire.  For greater clarity, and without restricting the generality of the foregoing, the following provisions survive termination or expiration:

15.7.1      Paragraph 2.2 (Carve Out);

15.7.2      Article 5.0 (Fees and Royalties);

15.7.3      Article 6.0 (Records & Audit);

15.7.4      Paragraphs 8.4 to 8.6 (Improvements — Ownership, Company Improvements -Disclosure, Company Improvements - License to Canada);

15.7.5      Article 11.0 (Confidentiality / Fiduciary & Equitable Remedies);

15.7.6      Article 13.0 (Indemnity, Insurance and Liability Allocation & Caps); and

15.7.7      Paragraph 15.6 (The Company’s Duties on Termination or Expiration).

16.0        ALTERNATE DISPUTE RESOLUTION (ADR)

16.1        Negotiations

16.1.1      INFORMAL NEGOTIATIONS

If a Dispute arises between the Parties, then:  within 6 months from when the allegedly aggrieved Party knows or should know of the Dispute, the contact individuals in Article 20.1 (Notice) shall,

16.1.1.2          contact their counterpart, and attempt bona fide efforts to diligently resolve the Dispute through amicable negotiations:

16.1.1.3          provide full, frank and timely disclosure of all relevant facts, information and documents to facilitate those negotiations;

16.1.1.4          resolve the Dispute within 7 days;

16.1.1.5          reduce the Dispute to writing, and if the contact persons cannot agree on the wording of the Dispute, both contact persons shall submit to each other their written version of the Dispute.

16.1.2      FORMAL NEGOTIATIONS

If the Parties are unable to resolve the Dispute within fourteen (14) calendar days from the receipt by the other Party of the written version of the Dispute, then within the following thirty (30) days the Dispute shall be referred to the Chief Public Health Officer, on behalf of Canada, and to the CEO, on behalf of the Company (or their directly reporting designates), to negotiate a resolution.

16.1.2.2          These individuals may not delegate, substitute or direct, surrogates for them at these negotiations.

16.1.2.3          These individuals shall meet in person to negotiate and the Parties shall bear their own costs.

16.1.2.4          Unless otherwise agreed, the meetings shall alternate between Company, HQ, and Canada, HO, commencing in Ottawa, Ontario, for the first meeting for the first Dispute.  There shall be one meeting only per Dispute, which meeting shall not exceed one (1) business day in length.

16.1.2.5          The Parties may bring no more than two consultants to a meeting.  The two consultants shall not have a right of audience or otherwise to negotiate the Dispute.

16.2        Mediation

If, within thirty (30) days following the close of the meeting under paragraph 16.1.2 (Formal Negotiations), the Parties have not succeeded in negotiating a resolution, then the Parties shall jointly submit the Dispute to mediation.

16.3        Skip Mediation - Direct to Arbitration

If the Parties cannot agree to jointly submit the Dispute to mediation, then either Party may submit the Dispute to binding arbitration.

16.4        Mediation Process

The Parties shall

16.4.1     APPOINTMENT OF MEDIATOR

appoint a mutually acceptable mediator with sixty (60) days from the close of the formal negotiation meeting under sub-paragraph 16.1.2 (Formal Negotiations);

16.4.2     GOOD FAITH EFFORTS

participate in good faith in the mediation and negotiations related thereto;

16.4.3     EMPOWERED REPRESENTATIVES

representatives sent to the mediation shall be empowered or have sufficient delegated authority to resolve, compromise, negotiate or settle the Dispute submitted to mediation, without seeking further instructions or approvals from any superiors or committees / corporate structures, unless the nature, seriousness or financial quantum of the Dispute by law or corporate policies or practices requires approval from the respective corporate or government structure.  In such event, such approval shall be obtained within five (5) business days of the proffer of any settlement offer;

16.4.4     COSTS

bear the costs of the mediation equally, except that each Party shall bear its own personal costs of the mediation;

16.4.5     FULL DISCLOSURE

a full, frank and timely manner all relevant facts, information and documents to facilitate the mediation; and

16.4.6     LOCATION

The mediation shall take place in the city that was not the site of the formal negotiations for the Dispute.

16.5        Unsuccessful Mediation —Remit to Arbitration

The Dispute shall be referred to binding arbitration by either or both Parties if the Parties are not successful in resolving the Dispute through mediation.

16.6        Arbitration - Structure

After negotiation and if applicable, mediation), any subsisting Dispute between the Parties, shall be referred to arbitration by a written submission signed by either Canada or the Company.

16.6.1          FORUM LAWS PROCEDURAL RULES

The arbitration tribunal shall be governed by the UN Commercial Arbitration Code, referred to in the Commercial Arbitration Act, R.S.C. 1985, c.C-34.6 (“Code”).

16.6.2          NUMBER OF ARBITRATORS

The arbitration tribunal shall consist of one arbitrator chosen by the Parties.

16.6.3          ISSUE BEFORE ARBITRATOR

The scope of the arbitration shall be limited to the resolution of the Dispute submitted to arbitration.

16.6.4          APPLICABLE SUBSTANTIVE LAW

The arbitration tribunal shall decide the Dispute (including limitations, set-off claims) in accordance with the laws in force in the Province of Ontario and any applicable federal laws.

16.6.5          NO EQUITY

The arbitration tribunal shall not be authorized to decide ex aequo et bono or as amiable compositeur.

16.6.6          ARBITRAL INTERIM ORDERS

Subject to subparagraph 16.6.5 (No Equity) the arbitration tribunal shall have all the powers of a court at law or in equity, including the power to make interim orders, orders of injunction (either mandatory or prohibitory), rectification, expungement and orders for interest.  However in no case will the final decision breach the strictures of subparagraph 16.6.5 (No Equity).

16.6.7          LOCATION

The proceedings shall take place in the city that was not the site of the mediation (or if there was no mediation, in the city that was not the site of the negotiation meeting), unless the Parties agree otherwise.

16.6.8          LANGUAGE

The language used in the proceedings shall be English.

16.6.9          NOTICES

All written communication shall be delivered to the Parties hereto in the manner provided for in Article 20.1 (Notice).

16.6.10        COSTS

The costs of the tribunal’s fees and expenses shall be shared equally by the Parties.  The Parties shall bear their own costs except that the losing Party shall pay all costs, fees, levies and Taxes arising from and necessitated by the enforcement of the arbitration tribunal’s award, including, without limitation, registration enforcement charges or other judicial levies.

16.7        Emergencies / Judicial Jurisdiction

The Parties are not precluded from bringing an application to a Court having jurisdiction for interim or interlocutory relief, in law or in equity, including, without limitation, injunctive relief, if such relief is urgently required to preserve the rights or property of either or both of the Parties, pending the final determination of those rights in a subsequent arbitral proceeding as contemplated in this Article.

16.8        Final & Binding

Subject to the Code, the Parties hereto agree that the award and determination of the arbitration tribunal shall be:

16.8.1     final and binding on both Parties;

16.8.2     without right of appeal;

16.8.3     the exclusive remedy between the Parties, regarding any claims, counterclaims, issues or accountings presented or pled to the arbitration tribunal, and the judgment upon the award rendered by the arbitration tribunal may be entered in any Court having jurisdiction thereof or having jurisdiction over either of the Parties.

16.9        Arbitral Decision Deadline

The arbitration tribunal retainer shall contain the obligation that the arbitration tribunal render a written decision with reasons within thirty (30) days from the close of the hearing or submission of written argument.

16.9.1     If the facts and law are either too complicated or voluminous to allow a properly considered decision within thirty (30) days, then the decision shall be rendered in not less than one hundred and eighty (180) days, but the arbitrator shall notify the

Parties of the longer decision period by not later than the close of final arguments.

16.10      Power to Settle

The Parties’ representatives at any arbitration throughout the arbitration shall be empowered or have sufficient delegated authority to resolve, compromise, negotiate or settle the Dispute submitted to arbitration, without seeking further instructions or approvals from any superiors or committees / corporate structures.  The representatives shall either be the same persons as in paragraph 16.1.2 (Formal Negotiations) or their immediate subordinates.

16.10.1           Notwithstanding the foregoing, if the nature, seriousness or financial quantum of the Dispute in law or corporate policies/practices requires approval from the Board of Directors, or the Chief Public Health Officer, as the case may be, then, such approval shall be obtained within five (5) business days of the proffer of any settlement offer.

16.10.2           If applicable, the arbitration tribunal shall withhold its final decision until the Parties have ceased negotiating a settlement.

16.11      Adjournment to Empower Representative

Breach of paragraph 16.10 (Power to Settle, [Duly empowered representative]), shall entitle the other Party to seek an adjournment of the arbitration proceedings, to give the breaching Party time to appoint a duly empowered representative within the thirty (30) days.  All costs directly traceable to such delay, including arbitration tribunal costs and the non-breaching Party’s costs, shall be paid forthwith by the breaching Party.

16.12      Deemed Abandonment

Failure of the breaching Party to appoint such a representative within the thirty (30) day period shall be deemed a withdrawal or abandonment of the Dispute by the breaching Party and the arbitrator shall render a formal decision, finding in favour of the non-breaching Party.

16.13      General ADR Conditions

16.13.1           NO LITIGATION

If either Party has submitted the Dispute to court, which Dispute should properly have been submitted for resolution by arbitration, then the court filing Party shall discontinue the court proceedings forthwith, upon notice from the other Party, and both Parties shall remit the Dispute to arbitration hereunder.

16.13.2            OBLIGATIONS DURING ALTERNATE DISPUTE RESOLUTION (ADR)

During the progress of ADR, the Parties hereto shall continue to diligently perform their obligations under the License Agreement.

16.13.3            PRIVILEGE

Neither Party shall be required to disclose documents that are privileged or created in contemplation of litigation.  If a Party does disclose such a document during ADR, that disclosure shall not be construed as a waiver of any privilege unless the disclosing Party so elects in writing.

16.13.4            CONFIDENTIALITY

The Parties shall keep confidential the existence of the proceeding under this article, and any element of the ADR (including, without limitation, all conduct, statements, promises, offers, views, pleadings, briefs, documents, testimonies, identity of witnesses, submissions, awards and opinions, whether oral or written), made in the course of the ADR, except as may be lawfully required in judicial or regulatory proceedings relating to the arbitration or otherwise.  Without limiting the generality of the foregoing, and for greater clarity, neither Party may make any publicly accessible statements / publications nor any shareholder or press announcements concerning any element of the ADR beyond the fact of the ADR.

16.13.5            ADR DISCLOSURES NOT ADMISSIBLE IN SUBSEQUENT PROCEEDINGS

Subject to subparagraph 16.13.6 (Normally Admissible Evidence), all conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the ADR by either Party, or the mediator or arbitrator, are not discoverable or admissible for any purposes, including impeachment, in any subsequent litigation or other proceedings involving the Parties.

16.13.6            NORMALLY ADMISSIBLE EVIDENCE

Evidence that would otherwise be discoverable or admissible and was not created for an ADR, is not excluded from discovery or admission solely as a result of its use in the ADR.

16.14      Limitation

All Disputes must be submitted to ADR within one (1) year from the time of the facts giving rise to the Dispute.  Failure to submit the Dispute within the one (1) year period means a loss of all rights to submit the Dispute to ADR or litigation.

16.15      Material Breach

The failure, neglect or unwillingness of a Party to use or diligently participate in and prosecute a Dispute through ADR is a material breach of the License Agreement.

17.0        INTENT AND INTERPRETATION

17.1        Entire Agreement

The License Agreement constitutes the entire and exclusive agreement between the Parties pertaining to the Commercialization and licensing and supersedes all prior agreements, conditions, obligations, understandings, and negotiations both written and oral.  The License Agreement sets forth all obligations, undertakings, conditions, representations and warranties forming part of, or in any way affecting or relating to the Commercialization.  The Parties acknowledge that with respect to the Commercialization there are no agreements, obligations, undertakings, representations or warranties whether collateral, oral or written, between the Company and Canada other than those expressly set out in the License Agreement.

17.2        No Third Parties

Neither the License Agreement or any provision thereof is intended to confer upon any person other than the Parties, any rights or remedies hereunder.

17.3        No Pre-Contractual Inducing Representations

The License Agreement supersedes and revokes all negotiations, arrangements, letters of intent, offers, proposals, brochures, term sheets, representations, memoranda of understandings and information conveyed, whether oral or in writing or electronically,  between the Parties, or any other person purporting to represent the Company or Canada.  Each of the Parties agrees that:

17.3.1          neither has been induced to enter into the License Agreement by any representations whatsoever not set expressly forth in the License Agreement;

17.3.2          neither has relied on any such representations;

17.3.3          no such representations shall be used in the interpretation or construction of the License Agreement; and

17.3.4          no claims (including, without limitation, loss of profits, indirect, incidental, consequential damages and economic loss) arising directly or indirectly, from any such representation, negligent or otherwise, shall accrue in law or equity, or be pursued by the Company, and Canada shall have no liability for any such claims.

17.4        Due Diligence Search

The Company agrees that it has conducted its own due diligence examinations in order to satisfy itself of the full, true and plain disclosure of all facts pertinent to the Licensed Rights and all representations made by Canada.

17.5        Independent Legal Advice

It is acknowledged by the Parties that each has had legal advice to the full extent deemed necessary by each Party.  Furthermore, the Parties acknowledge that neither acted under any duress in negotiating, drafting and executing the License Agreement.

17.6        No Adverse Presumption in Case of Ambiguity

There shall be no presumption that any ambiguity in the License Agreement be resolved in favour of either of the Parties.  For greater certainty, the contra proferentum rule shall not be applied in any interpretation of the License Agreement.

17.7        Severability

If a jurisdiction declares, finds or holds any part of the License Agreement invalid, void, unenforceable or contrary to public policy for any other reason, then:

17.7.1          NON-MATERIAL

if the invalid provision is not material or fundamental to the License Agreement, the invalid provision shall not affect the validity of the remainder which remainder shall continue if full force and effect and be construed as if the License Agreement had been executed without the invalid provision in that jurisdiction only;

17.7.2          MATERIAL

if the invalid provision is material to the License Agreement then that provision shall be “read down” or replaced with a provision which accomplishes, to such extent as is possible, the original legal and business purpose of such provision in a valid and enforceable manner, in that jurisdiction and the remainder of the License Agreement shall remain binding on the Parties; and

17.7.3          FUNDAMENTAL

if the invalid provision is fundamental to the License Agreement, including any of the elements of a bare license, then:

17.7.3.2       the jurisdiction which found the invalidity shall be deleted from the Territory; or

17.7.3.3       if the jurisdiction cannot be deleted from the Territory, or there is more than one jurisdiction, then the License Agreement shall terminate.

17.8        Successors and Assigns

The License Agreement will be for the benefit of and be binding upon the heirs, executors, administrators, permitted successors, permitted assigns, and permitted Affiliates of the Company and other legal representatives, as the case may be, of each of the Parties.  Every reference in the License Agreement to any Party includes the heirs, executors, permitted administrators, permitted successors, permitted assigns, and Affiliates and other permitted legal representatives of the Party.

17.9        Plurality and Gender

Reference to a Party will be read as if all required changes in the singular and plural and all grammatical changes rendered necessary by gender had been made.

17.10      Not a Joint Venture

The Parties expressly disclaim any intention to create a partnership, joint venture or joint enterprise.  The Parties acknowledge and agree that:

17.10.1           nothing contained in the License Agreement nor any acts of any Party shall constitute or be deemed to constitute the Parties as partners, joint venturers or principal and agent in any way or for any purpose;

17.10.2           no Party has the authority to act for, or to assume any obligation or responsibility on behalf of any other Party; and

17.10.3           the relationship between the Parties is that of licensor and licencee.

17.11      Minister Not Fettered

Nothing in the License Agreement shall derogate or otherwise fetter the ability of Canada to regulate, administer, manage or otherwise deal with public health and all attendant matters thereto.

17.12      Federal Legislation

The application to the License Agreement of any Federal act or regulation includes any subsequent amendment, revision, substitution, consolidation to that act or regulation, notwithstanding that such amendment, revision or substitution occurred after the execution of the License Agreement or may have a retroactive effect.

17.13      Right to Legislate

Nothing in the License Agreement shall prohibit, restrict or affect the right or power of the Parliament of Canada to enact any laws whatsoever with respect to any area of law for which the Parliament of Canada has legislative jurisdiction, even if the enactment of any such law affects the License Agreement, its interpretation, or the rights, obligations, liabilities, vested or not, accrued or accruing, of the Parties.

17.14      Compliance with Law

The Parties shall comply with all applicable laws, as those laws may be amended, revised, consolidated, substituted, from time to time, even if such amendment, revision, consolidation, substitution derogates prospectively or retroactivity from the Parties’ vested or accrued rights, obligations and liabilities under the License Agreement.

17.15      No Implied Obligations

No implied terms or obligations of any kind, by or on behalf of either of the Parties, shall arise from anything in the License Agreement.  The express covenants and agreements herein contained and made by the Parties are the only covenants and agreements upon which any rights against either of the Parties may be founded.

17.16      Access to Information

Notwithstanding any provision to the contrary in the License Agreement, the Company acknowledges that Canada is subject to the Access to Information Act, R.S.C. 1985, c.A-1 and related acts, and may be required to release, in whole or in part, the License Agreement and any other information or documents in Canada’s possession or control relating to the License Agreement and the Parties.

17.17      Forum Conveniens & Applicable Laws

Subject to Article 16 (ADR) any Dispute, shall be governed firstly by applicable Canadian Federal laws, and secondly by the laws of the Province of Ontario.
The Parties expressly exclude from the License Agreement:

17.17.1        application of the United Nations Convention on Contracts for the International Sale of Goods;

17.17.2        International Sales of Goods Act; and

17.17.3        any conflict of laws, venue, forum non-conveniens, rules or principles which might refer Disputes to the laws of another jurisdiction.

17.18      Attornment

The License Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario, Canada and shall be treated in all respect as an Ontario, Canada contract.  Subject to Article 16 (Alternate Dispute Resolution (ADR)) the Parties irrevocably and unconditionally attorn to and submit to the exclusive jurisdiction of the courts of Ontario, Canada and all courts competent to hear appeals therefrom with respect to any Dispute now or hereinafter arising under the License Agreement.  The Parties waive any right each may have to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

17.19      USA Jury Trial

If the License Agreement or any aspect of it becomes a subject of judicial proceedings whether in contract, tort, equity or otherwise, in the United States of America despite the ADR article and Forum Conveniens (paragraph 17.17), then the Company irrevocably waives any and all rights it has to a trial by jury in the United States.  The Company agrees and consents that due to the technical and legal nature, including cross jurisdictional issues of the License Agreement or any aspect thereof, any such proceedings will be heard before a judge sitting alone.

17.20      USA Jury Trial / Treble Damages Addendum

For greater clarity, the Company waives any right to a trial by jury of any claim, demand action or caution of action

17.20.1            arising under the License Agreement; or

17.20.2            in any way connect with or related or incidental to the dealings of the Parties in respect of the License Agreement or any other agreements or the transactions related hereto or thereto in each case whether now existing or hereafter;

17.20.3            whether in contract, tort, equity or otherwise.

The Company agrees and consents that any such claim, demand, action or cause of action shall be decided by a court without a jury.  Canada may file an original counterpart of the License Agreement with the court as written evidence of the consent of the Parties to the waiver of their right to a trial by jury.  In addition, the Company irrevocably waives any rights to triple/treble damages or punitive damages under U.S. or any other law.

17.21      Waiver of Counterclaims

The Company waives any and all of its rights to interpose any claims, deductions, setoffs or counterclaims of any nature in any Dispute with respect to the License Agreement.

17.22      Due Diligence Audits

If in a subsequent transaction a third Party requires to review this License Agreement as part of a due diligence chain of title search, the Company hereby authorizes the release of this License Agreement subject to deleting any financial or proprietary or other Confidential Information contained herein.

17.23      Recitals Accurate

The Parties acknowledge the truth and accuracy of the recitals and further acknowledge that the recitals may be used by a court, mediator or arbitrator to help resolve any Dispute.

17.24      Force Majeure

17.24.1            EVENTS

Subject to making all payments required under the License Agreement, neither Party shall be in breach of any of its obligations under the License Agreement where the failure to perform or delay in performing any obligation is due, wholly or in part, directly or indirectly to the occurrence of a force majeure event including, without limitation:

17.24.1.2         war, whether declared or not, civil war, revolution, acts of piracy / terrorism, acts of sabotage;

17.24.1.3         natural disasters such as violent or destructive storms, cyclones, earthquakes, tidal waves floods, destruction by lightning;

17.24.1.4         explosions, fires, destruction of machines, factories, and any kind of installation;

17.24.1.5         boycotts, strikes and lock-outs of all kinds, go-slows, occupation of factories and premises, and work stoppages which occur in the enterprise of the Party seeking relief;

17.24.1.6         acts of governmental bodies, agencies, boards, whether lawful or unlawful other than those of the Public Health Agency of Canada,

but does not include:

17.24.1.7         the lack of regulatory or other approvals, licenses, permits and authorizations necessary for the performance of the License Agreement which are issued by a public authority of any kind whatsoever for which the Company did not apply for or diligently prosecute;

17.24.1.8         the inability of the affected Party to obtain financing or any other financial inability on the part of either Party to meet its obligations under the License Agreement;

17.24.1.9         force majeure events that the affected Party knew or should have reasonably known at the time of negotiating the License Agreement were probable or avoidable or the effects of which could be minimized, and the affected Party took no steps to deal with such force majeure events, including without limitation obtaining the appropriate insurance, using updated machinery;

17.24.1.10       the portion of the breach or delay due to the failure of the affected Party to take all necessary reasonable steps to minimize, overcome or control the effects of the force majeure event.

17.24.2            DUTY TO NOTIFY

The Party affected by a force majeure event as contemplated in subparagraph 17.24.1 (Force Majeure) shall:

17.24.2.2         give notice to the other Party of such force majeure and its effects on the affected Party’s ability to perform as soon as practicable after the force majeure and its effects upon the affected Party’s ability to perform become known to that Party.  Notice shall be given when the ground of relief ceases;

17.24.2.3         take all reasonable efforts to correct, compensate or minimize the effect of the force majeure event.

17.24.3            COMMENCEMENT OF RELIEF

The affected Party shall in the affected jurisdiction only:

17.24.3.2         be excused of its obligations under the License Agreement to the extent necessitated by the force majeure event from the time of the force majeure event or if notice was not given as soon as practical, from the receipt of such notice.  Failure to give notice makes the failing Party liable in damages for losses suffered by the other Party which otherwise could have been avoided; and

17.24.3.3         complete or continue performance of its obligations and duties under the License Agreement as soon as practical after the cessation, removal, or overcoming of the force majeure event.

17.24.4            TERMINATION OF AGREEMENT

If the force majeure event continues in excess of sixty (60) consecutive days, or in the aggregate 60 days over any consecutive 200 days, then at any time thereafter Canada shall have the option to renegotiate the License Agreement with the Company reasonably and in good faith.  If the Parties are unable to agree to the terms of the proposed amended License Agreement within 60 days from the notice to negotiate, then the License Agreement may be terminated by Canada on the 61st day.

17.24.5            POSTPONEMENT OF OBLIGATIONS

Any obligations of a Party under the License Agreement shall be postponed automatically to the extent and for the period and only within the jurisdiction or jurisdictions that the affected Party is prevented from meeting those obligations by reason of any cause beyond its reasonable control (other than lack of funds and applicable regulatory approval).  The affected Party shall immediately notify the other Party of the commencement, nature of such cause and probable consequence.  The affected Party shall also use its reasonable best efforts to render performance in a timely manner, utilizing all resources reasonably required in the circumstances.

17.25      Waiver

No condoning, excusing, or overlooking by either of the Parties of any default by the other Party, at any time or times, in performing or observing any of the Parties’ respective covenants, will operate as a waiver renunciation, surrender, of or otherwise affect the rights of the Parties in respect of any continuing or subsequent default.  No waiver of these rights will be inferred from anything done or omitted by the Parties, except by an express waiver in writing.

17.26      No Estoppel Due to Third Party Practices

No custom, practice or usage regarding other License Agreements between Canada and other Parties shall preclude at any time the strict enforcement of the License Agreement by Canada or the Company.

17.27      Contract Always Speaks

Where a matter or thing is expressed in the present tense, it shall be applied to the circumstances as they arise, so that effect may be given to the License Agreement according to its true spirit, intent and meaning.

17.28      Time is of the Essence

Time is of the essence in the License Agreement with respect to the financial and Commercialization obligations of the Company.

17.29      Headings

17.29.1            All headings in the License Agreement have been inserted as a matter of convenience and for reference only, and in no way define, limit, enlarge, modify, the scope or meaning of the License Agreement or any of its provisions.

17.29.2            Nevertheless an arbitrator or Judge may use any or all of the table of contents, recitals, and headings when reviewing the covenants, statements, representations & warranties and conditions subsequent to better understand the commercial and legal intent of the License Agreement’s provisions.

17.30      Internal References

Any reference in the License Agreement to an Article, paragraph, sub-paragraph, will mean an Article, paragraph or sub-paragraph of the License Agreement, unless otherwise expressly provided.

17.31      Precedence Over Appendices

If there is a conflict or ambiguity between the License Agreement proper and any appendix thereto, the interpretation consistent with License Agreement proper (taking into consideration the statements in the recitals and headings) shall prevail and apply, notwithstanding any wording to the contrary in the applicable appendix.

17.32      Appendices

Subject to paragraph 17.31 (Precedent Over Appendices) the documents attached hereto as Appendix A, B, C and D form an integral part of this License Agreement as fully as if they were set forth herein in extenso, and consist of:

Appendix “A” — DESCRIPTION OF THE LICENSED RIGHTS
Appendix “B” — CONFIDENTIALITY AGREEMENTS
Appendix “C” — BUSINESS PLAN
Appendix “D” — AFFILIATES

18.0        LEGAL RIGHTS

18.1        Amendments

No modification or waiver of any provision of the License Agreement will be inferred from anything done or omitted by either of the Parties, except by an express amendment in writing, duly executed by the Parties in advance.

18.2      No Assignment Without Consent

The License Agreement is personal to the Company.  The Company shall not assign the License Agreement or any of the Company’s rights, duties or obligations under the License Agreement to a third party without the prior written consent of Canada, such consent not to be unreasonably withheld.  Any attempt to assign this License Agreement or any of the Company’s rights, duties or obligations under the License Agreement without the prior written consent of Canada is void.

18.3        Mode of Assignment / Approval Conditions

Without derogating from paragraph 18.2 (Assignment), the Company shall not assign (or transfer, sell, encumber, pledge, grant a security interest sub-license or otherwise deal) or permit any such assignment, in whole or in part, of the License Agreement or any of its interest, rights or obligations hereunder, whether such assignment takes place by way of:

18.3.1              sale of assets;

18.3.2              sale of shares;

18.3.3              amalgamation, merger or other reorganization of the Company;

18.3.4                                          merger, transfer, conversion, assignment, redemption, issuance, sale, cancellation, pledge, conversion or other dealings with any securities of the Company;

18.3.5                                          operation of law;

18.3.6                                          acquisition by a person or persons acting in concert of a majority interest of the securities of the Company by a person or persons acting in concert who did not hold such a majority interest at the time of the initial public offering (IPO) or at any time after the IPO.

18.3.7                                          operation of contract; or

18.3.8                                          otherwise in any manner or structure whatsoever;

without the prior written consent of Canada, which consent subject to subparagraph 18.3.9 will not be unreasonably withheld.

18.3.9                                          Any consent from Canada shall be contingent and effective only upon receipt by Canada of payment of [*].

18.3.10                                    Consent to any assignment will not be construed as consent to any other assignment.

18.4        No Consent — Material Breach

Failure of the Company to obtain the prior written consent of Canada to any assignment shall be deemed to be a material breach of the License Agreement.

18.5        Assignment Prejudicial - Compensation

It will not be unreasonable for Canada to refuse to consent to any assignment if it is foreseeable that the assignment might negatively affect Canada in any way, or put Canada in breach of any contract with a third party or derogate from the Commercialization.  Notwithstanding the foregoing, Canada may still consent in exchange for payment of both [*].

18.6        No Comfort Letter

Notwithstanding anything to the contrary in the License Agreement, Canada shall be under no obligation whatsoever to sign any a comfort letter or other undertaking to a third party for the benefit of the Company.  If Canada so elects pursuant to its unfettered discretion, then the Company shall pay or provide security in the amount of liability so accepted or incurred by Canada.

18.7        Subcontracting

The Company has the right to subcontract any portion, but not all, of the License Agreement, subject to the following:

18.7.1                                          subcontracting activities (including subcontracts entered into with contract research organizations) shall be carried out by the Company in a manner that is consistent with the Company’s obligations under paragraphs 2.4 to 2.7 of the License Agreement;

18.7.2                                          the Company shall notify Canada in writing of any significant subcontracts or subcontractors of whom the Company is aware may have an interest in the technology or a collaboration with Canada;

18.7.3                                          the subcontract cannot be a de facto assignment; and

18.7.4                                          no rights, obligations, power or control vested in the Company shall be contingently or otherwise transferred to any third party.

18.8        No Third Party Rights

Nothing expressed or implied in the License Agreement is intended to, or shall be construed to confer on or give to, any person other than the Parties, any rights or remedies under or by reason of the License Agreement.

18.9        Remedies Cumulative

All rights, powers and remedies provided by the License Agreement are cumulative with, and not exclusive of, the rights, powers or remedies provided by law or equity independently of the License Agreement.

18.10    Mutual Assistance

The Parties will at all times hereafter, upon every reasonable request of the other, make, do, and execute or cause to be procured, made, done, and executed, all such further acts, deeds and assurances for the carrying out of the terms, covenants and agreements of the License Agreement, according to the true intent and meaning of the License Agreement.  These obligations shall continue post termination or expiry until all pre and post termination obligations are satisfied.

18.11      Counterpart

The License Agreement may be executed simultaneously in counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.0        CROWN GENERAL

19.1        No Bribes

The Company warrants that no bribe, gift, or other inducement has been paid, given, promised or offered to any Government official or employee for the obtaining of this License Agreement.

19.2        No Share to Members of Parliament

Pursuant to the Parliament of Canada Act, R.S.C. 1985, c.P-1, no member of the House of Commons or Senate will be admitted to any share or part of the License Agreement or to any benefit arises from the License Agreement.

19.3        Public Office Holders

It is a term of this License Agreement that no former public Office holder, who is not in compliance with the post employment provisions of the Conflict of Interest and Post Employment Code for Public Office Holders, shall derive a direct benefit from this License Agreement.

20.0        NOTICE

20.1        Addresses / Contacts

Wherever in this License Agreement it is required or permitted that notice or demand be given, or served by either Party to or on the other Party, such notice or demand will be in writing and will be validly given or sufficiently communicated if hand delivered or forwarded by certified mail, priority post mail, telegram, or facsimile or sent by overnight delivery by a nationally recognized courier as follows:

The addresses for delivery are:

To the Company:

Nicholas Vahanian
Chief Medical Officer
BioProtection Systems Corporation
2901 S. Loop Dr., Suite 3360
Ames, IA, USA
50010
Telephone:  (515) 598-2922
Facsimile:  (515) 296-3820
Email:  nvahanian@linkp.com

To Canada:

Dorothea Blandford, PhD
Director, Intellectual Property Management & Business Development Operations
Public Health Agency of Canada
1015 Arlington Street, Suite 2420
Winnipeg, Manitoba
Canada R3E 3R2
Telephone:  (204) 789-2096
Facsimile:  (204) 789-2097
Email:  dorothea_blanciford@hc-sc.dc.ca

The Parties shall send an e-mail version of the notice or demand at least 24 hours prior to the hard or facsimile copy, but failure to send the email version does not invalidate or otherwise make subsequent service of the notice defective,

20.2        Deemed Delivery

Notice will be deemed to have been delivered:

20.2.1                                          if delivered by hand, upon receipt;

20.2.2                                          if sent by electronic transmission, forty-eight (48) hours after the time of confirmed transmission, excluding from the calculation weekends and public holidays;

20.2.3                                          if sent by certified mail, four (4) days after the mailing thereof, provided that if there is a postal strike or other disruption, such notice will be delivered by hand or electronic transmission.

20.3        Change of Address

The Parties may change their respective addresses for delivery by delivering notice of change as provided in this paragraph.

21.0        EXECUTION

IN WITNESS WHEREOF this License Agreement has been executed in duplicate by the duly authorized representatives of the Parties, on the date(s) set out below.

FOR HER MAJESTY THE QUEEN IN RIGHT OF CANADA:

Frank A. Plummer, O.C. O.M.	(Date)	(Witness)
MD LL.D, FRCPC, FRSC
Chief Science Advisor

FOR THE COMPANY:

Nicholas Vahanian, MD	(Date)	(Witness)
Chief Medical Officer

I have authority to bind the corporation

APPENDIX “A” DESCRIPTION OF THE LICENSED RIGHTS

[*]

APPENDIX “B” CONFIDENTIALITY AGREEMENTS

(APPENDED OVER THE NEXT 8 PAGES)

Office of Director

Business Development and Operations

National Microbiology Laboratory

1015 Arlington Street

Winnipeg, Manitoba R3E 3R2

April 14, 2010

Nicholas Vahanian

BioProtection Systems Corporation

Iowa Stale University Research Park,

2901 South Loop Drive, Suite 3360,

Ames, Iowa 50010

RE:  Non Disclosure Agreement dated, November 18, 2008 between the Public Health Agency of Canada (referred to as “PHAC”), and BioProtection Systems Corporation (referred to as “BPS”).

Dear Dr Vahanian,

PHAC and BPS have executed a Non Disclosure Agreement dated November 18, 2008.  The parties hereby agree to amend the Agreement as follows:

i)                                         Section 9C, “The term of this Agreement shall commence on its effective date and remain in force for eighteen (18) months thereafter, except that the Agreement shall remain effective with respect to the confidential information disclosed under this Agreement for the remainder of any period of confidentiality pursuant to subparagraph 9b above.”

Shall be replaced by

Section 9C “The term of this Agreement shall commence on its effective date and remain in force for sixty (60) months thereafter, except that the Agreement shall remain effective with respect to the confidential information disclosed under this Agreement for the remainder of any period of confidentiality pursuant to subparagraph 9b above.”

All other terms and conditions of the Agreement will remain in full force and effect and shall continue the duration of the Agreement.  This letter, upon execution by both parties, shall form part of the Agreement and the two documents shall be read together.

If the foregoing amendment is satisfactory, please counter sign this letter on behalf of the Participants in the spaces provided, and return the signed letter to our office via electronic PDF copy to sabrina_choma@phac-aspc.gc.ca

Sincerely,

Frank A. Plummer OC, MD, LL.D, FRCP(C), FRSC
Scientific Director General
National Microbiology Laboratory

Acknowledged and agreed to on behalf of BPS:

Name:	Carl Langren
Title:	Chief Financial Officer

THE PARTIES ARE:	Her Majesty the Queen in Right of Canada as represented by the Minister of Health (“Public Health Agency of Canada”)

Whose address is:
National Microbiology Laboratory
Canadian Science Centre for Human and Animal Health Canada
1015 Arlington Street, Winnipeg, MB R3E 3R2, CANADA
(called “PHAC”) OF THE FIRST PART

AND:	BioProtection Systems Corporation

Whose address is
Iowa State University Research Park, 2901 South Loop Drive,
Suite 3360, Ames Iowa 50010
(called the “Participant”) OF THE SECOND PART

Effective Date:  November 1, 2008

In order to protect certain confidential information the Parties identified above, agree on terms about confidentiality which fairly protects both parties.

1.             Disclosing Party:  The party(ies) disclosing confidential information (“Disclosing Party”) is/are:  Public Health Agency at Canada, National Microbiology Laboratory, 1015 Arlington Street, Winnipeg. MB 133E 3R2, and BioProtection Systems Corporation, 2901 South Loop Drive, Suite 3360, Ames, Iowa 50010.

2.             Primary Representative:  The representative(s) of each party for coordinating the disclosure and/or receipt of confidential information are:  Dr. Steven Jones and Dr. Dorothea Blandford and Dr. Nicholas Vahanian.

3.             Description of Confidential Information:  The subject matter of the confidential information disclosed under this Agreement is described as:

Public Health Agency of Canada:  [*].

Participant:  scientific and technical information relating to the pipeline products; business information.

4.             Use of Confidential Information:  The party receiving the confidential information (“Recipient”) shall keep the confidential information in strict confidence and shall make use of the confidential information only for the following purpose:  to discuss scientific and business arrangements in view of negotiating a license agreement.

5a.           Standard of Care:  Recipient shall protect the disclosed confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the confidential information, as Recipient uses to protect its own confidential information of a like nature.

5b.           In particular, and without limiting the generality of the foregoing, Recipient shall not copy, reproduce, divulge, publish or circulate (or permit anyone else to do so) any of the confidential information disclosed to it by the Disclosing Party, except to such of its employees [and/or contractors and consultants] as may require access to the confidential information on a strict need-to-know basis for the uses contemplated in paragraph 4.

6.             Markings:  Recipient’s obligations shall extend to confidential information that is described in paragraph 3, and that (a) if set out in written, graphical, photographic or other tangible form (including, without limitation thereto, machine readable object code), is marked “Confidential’ or “Proprietary” by the Disclosing Party, or (b) if disclosed orally, is identified as confidential or proprietary at the time of disclosure and a written summary thereof marked ‘Confidential” or ‘Proprietary” is furnished by the Disclosing Party to Recipient within thirty (30) days after such oral disclosure.

7.             Exclusions:  This Agreement imposes no obligation upon Recipient with respect to information that:  (a) was in Recipient’s possession before receipt from the Disclosing Party; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from a third party without a duty of confidentiality; (d) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on the third party; (e) is independently developed by Recipient; (f) is disclosed under operation of law, including the Access to Information Act of Canada; or (g) is disclosed by Recipient with the Disclosing Party’s prior written approval.

8.             Warranty:  Each Disclosing Party warrants that it has the right to make the disclosures under this Agreement.

NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT.  ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED “AS IS”.

NEITHER PARTY PROVIDES ANY OTHER REPRESENTATION, WARRANTY, ASSURANCE OR GUARANTEE OF ANY KIND WITH RESPECT TO THE CONFIDENTIAL INFORMATION IT DISCLOSES.

9a.           Rights:  Neither party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes set forth in paragraph 4.  This Agreement shall not restrict reassignment of Recipient’s employees.

9b.           The obligations set out in paragraphs 4 and 5 above shall become effective with respect to any confidential information immediately upon its disclosure by the Disclosing Party to Recipient and shall continue for a period of three (3) years thereafter.

9c.           The term of this Agreement shall commence on its effective date and remain in force for 18 months thereafter, except that the Agreement shall remain effective with respect to the confidential information disclosed under this Agreement for the remainder of any period of confidentiality pursuant to subparagraph 9b above.

9d.           Upon request made by the Disclosing Party during the term of the Agreement, Recipient shall return the confidential information and all copies thereof to the Disclosing Party or, at the option of the Disclosing Party, destroy the confidential information and all copies thereof, and Recipient shall certify in writing within five (5) days of the receipt of the request from the Disclosing Party that it has complied with that request.

Miscellaneous

10.           The only terms concerning confidentiality relating to the information described in paragraph 3 are in this Agreement and in the Access to Information Act of Canada.

11.           This Agreement imposes no obligation on either party to purchase, sell, licence, transfer or otherwise dispose of any technology, services or products, and neither this Agreement nor the disclosure or receipt of confidential information under this Agreement constitutes or implies any undertaking or commitment by either party to enter into any further activity, arrangement or course of action with the other party or with any third party.

12.           Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or re-export any technical data, any products received from the Disclosing Party, or the direct product of such technical data to any prescribed country listed in such applicable laws, regulations and rules unless properly authorized.

13.           This Agreement does not create any agency or partnership relationship.

14.           This Agreement cannot be modified except by a document signed by both Parties that explicitly refers to this Agreement.

THE PARTIES ARE:	Her Majesty the Queen in Right of Canada as represented by the Minister of Health (“Public Health Agency of Canada”)

Whose address is
National Microbiology Laboratory
Canadian Science Centre for Human and Animal Health Canada
1015 Arlington Street, Winnipeg, MB R3E 3R2, CANADA
(called “PHAC”) OF THE FIRST PART

AND:	BioProtection Systems Corporation

Whose address is
Iowa State University Research Park, 2901 South Loop Drive,
Suite 3360, Ames Iowa 50010
(called the “Participant’) OF THE SECOND PART

Effective Date:  May 1, 2007

In order to protect certain confidential information the Parties identified above, agree on terms about confidentiality which fairly protects both parties.

1.             Disclosing Party:  The party(ies) disclosing confidential information (“Disclosing Party”) is/are:  Public Health Agency of Canada, National Microbiology Laboratory, 1015 Arlington Street, Winnipeg, MB R3E 3R2, and BioProtection Systems Corporation, 2901 South Loop Drive, Suite 3360, Ames, Iowa 50010.

2.             Primary Representative.  The representative(s) of each party for coordinating the disclosure and/or receipt of confidential information are:  Dr. Heinz Feldmann and Dr. Dorothea Blandford and Dr. Nicholas Vahanian.

3.             Description of Confidential Information:  The subject matter of the confidential information disclosed under this Agreement is described as:

Public Health Agency of Canada:  [*]

Participant:  scientific and technical information relating to the pipeline products:  business information.

4.             Use of Confidential Information:  The party receiving the confidential information (“Recipient”) shall keep the confidential information in strict confidence and shall make use of the confidential information only for the following purpose:  to discuss scientific and business arrangements in view of negotiating a license agreement.

5a.           Standard of Care:  Recipient shall protect the disclosed confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the confidential information, as Recipient uses to protect its own confidential information of a like nature.

5b.           In particular, and without limiting the generality of the foregoing, Recipient shall not copy, reproduce, divulge, publish or circulate (or permit anyone else to do so) any of the confidential information disclosed to it by the Disclosing Party, except to such of its employees [and/or contractors and consultants] as may require access to the confidential information on a strict need-to-know basis for the uses contemplated in paragraph 4.

6              Markings:  Recipient’s obligations shall extend to confidential information that is described in paragraph 3, and that (a) if set out in written, graphical, photographic or other tangible form (including, without limitation thereto, machine readable object code), is marked “Confidential” or “Proprietary” by the Disclosing Party, or (b) if disclosed orally, is identified as confidential or proprietary at the time of disclosure and a written summary thereof marked “Confidential” or “Proprietary” is furnished by the Disclosing Party to Recipient within thirty (30) days after such oral disclosure.

7.             Exclusions:  This Agreement imposes no obligation upon Recipient with respect to information that:  (a) was in Recipient’s possession before receipt from the Disclosing Party; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from a third party without a duty of confidentiality:  (d) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on the third party; (e) is independently developed by Recipient; (1) is disclosed under operation of law, including the Access to information Act of Canada; or (g) is disclosed by Recipient with the Disclosing Party’s prior written approval.

8.             Warranty:  Each Disclosing Party warrants that it has the right to make the disclosures under this Agreement.

NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT, ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED “AS IS”.

NEITHER PARTY PROVIDES ANY OTHER REPRESENTATION, WARRANTY, ASSURANCE OR GUARANTEE OF ANY KIND WITH RESPECT TO THE CONFIDENTIAL INFORMATION IT DISCLOSES.

9a.           Rights:  Neither party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes set forth in paragraph 4.  This Agreement shall not restrict reassignment of Recipient’s employees.

9b.           The obligations set out in paragraphs 4 and 5 above shall become effective with respect to any confidential information immediately upon its disclosure by the Disclosing Party to Recipient and shall continue for a period of three (3) years thereafter.

9c.           The term of this Agreement shall commence on its effective date and remain in force for 18 months thereafter, except that the Agreement shall remain effective with respect to the confidential information disclosed under this Agreement for the remainder of any period of confidentiality pursuant to subparagraph 9b above.

9d.           Upon request made by the Disclosing Party during the term of the Agreement, Recipient shall return the confidential information and all copies thereof to the Disclosing Party or, at the option of the Disclosing Party, destroy the confidential information and all copies thereof, and Recipient shall certify in writing within five (5) days of the receipt of the request from the Disclosing Party that it has complied with that request.

Miscellaneous

10.           The only terms concerning confidentiality relating to the information described in paragraph 3 are in this Agreement and in the Access to Information Act of Canada.

11.           This Agreement imposes no obligation on either party to purchase, sell, licence, transfer or otherwise dispose of any technology, services or products, and neither this Agreement nor the disclosure or receipt of confidential information under this Agreement constitutes or implies any undertaking or commitment by either party to enter into any further activity, arrangement or course of action with the other party or with any third party.

12.           Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or re-export any technical data, any products received from the Disclosing Party, or the direct product of such technical data to any prescribed country listed in such applicable laws, regulations and rules unless properly authorized.

13.           This Agreement does not create any agency or partnership relationship

14.           This Agreement cannot be modified except by a document signed by both Parties that explicitly refers to this Agreement.

APPENDIX “C” BUSINESS PLAN

(TO FOLLOW WITHIN 30 DAYS OF EXECUTION)

APPENDIX “D” AFFILIATES

NewLink Genetics Corporation, 2901 South Loop Drive, Suite 3900, Ames, Iowa, USA 50010